The information contained in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

File No. 333-73242
SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2003

Prospectus Supplement to Prospectus dated November 19, 2001

$

Notes Linked to the S&P 500 Index® due September        , 2008, Series A and B

Notes:	Senior unsecured debt securities of Popular, Inc. The Series A notes and Series B notes are identical in all respects except that the Series A notes will be subject to the 10% Puerto Rico withholding tax on payments made at maturity and the Series B notes will not. See “Certain Tax Considerations — Puerto Rico Taxation.”
Underlying Index:	Performance of the notes is linked to the S&P 500 Index, as calculated by Standard & Poor’s®, a division of The McGraw-Hill Companies, Inc.
Denominations:	$10,000 minimum and whole multiples of $1,000 above that amount.
Stated Maturity:	September , 2008, subject to postponement if, as a result of a market disruption event, the level of the S&P 500 Index on the final determination date cannot be determined.
No Redemption:	We do not have the option to redeem the notes prior to maturity.
No Listing:	The notes will not be traded or listed on any securities exchange and will have limited liquidity.
No Interest Payments:	No interest or other payments will be made with respect to the notes prior to maturity.
Payment at Stated Maturity:	On the stated maturity date, we will pay to you, per $1,000 principal amount of notes, $1,000 plus the greater of (x) $140 and (y) a contingent additional amount based on the sum of the adjusted quarterly index returns.
Quarterly Index Returns:	The adjusted quarterly index returns are the percentage changes (increases or decreases) in the S&P 500 Index during a calendar quarter, subject to a maximum quarterly increase of 7.25%. If the S&P 500 Index increases, the adjusted quarterly index return will be a positive number; if the S&P 500 Index decreases, the adjusted quarterly index return will be a negative number. The adjusted quarterly index returns will be determined on the quarterly determination dates and will be equal to the lesser of (i) 7.25% and (ii) the actual quarterly percentage change in the S&P 500 Index computed as follows:
index level at current quarterly determination date - index level at prior quarterly determination date index level at prior quarterly determination date

Quarterly Determination Dates:	The quarterly determination dates are the last day of trading on the New York Stock Exchange on each quarter, except the final quarter. In the final quarter, it will be the fifth day of trading on the New York Stock Exchange immediately preceding the maturity date. A quarterly index return will not be calculated on any trading day on which a market disruption event occurs. If there is a market disruption event on a day that would otherwise be a determination date, the determination date will be postponed as described in this prospectus supplement.
Initial Index Level:	The initial index level is , the closing level of the S&P 500 Index on September , 2003.

           Investing in the notes involves risks. See “Risk Factors” on page S-8.

         The notes are unsecured debt obligations of Popular, Inc. The notes are not savings accounts, deposits or other obligations of Banco Popular de Puerto Rico or of any other depository institution and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and may lose value.

         Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to	Underwriting	Proceeds to
	Public	Discount	Popular, Inc.

Per $1,000 principal amount of notes	$	$	$
Total	$	$	$

         The underwriter expects to deliver the notes in book-entry form only through The Depository Trust Company on or about September     , 2003.

POPULAR SECURITIES

The date of this prospectus supplement is September     , 2003.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

      You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates.

      The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

      “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

      Popular Securities, Inc. may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the notes. Popular Securities, Inc. and its affiliates may act as principal or agent in the transactions, and sales will be made at prices related to prevailing market prices at the time of sale. We will not update this prospectus supplement after the date hereof and, in particular, will not update this prospectus supplement to reflect changes in the historical values of the S&P 500 Index or changes in the tax treatment of the notes. If you purchase notes after the initial public offering, you should review the recent value of the S&P 500 Index and determine whether there have been any changes to the tax treatment of the notes at the time you purchase the notes.

SUMMARY INFORMATION — QUESTIONS AND ANSWERS

      This summary contains questions and answers that highlight selected information from this prospectus supplement and accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risks Factors” section beginning on page S-8 to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed information set forth elsewhere in this prospectus supplement and the accompanying prospectus. When we refer to “Popular, Inc.,” “we,” “our” and “us” in this prospectus supplement we mean only Popular, Inc. and not Popular, Inc. together with any of its subsidiaries, unless the context indicates otherwise.

What Are The Notes?

      The notes are a series of our senior debt securities whose value is linked to the performance of the S&P 500 Index. The notes will rank equally with all of our other senior unsecured debt, and will mature on September      , 2008, unless postponed because a market disruption event occurs and we are unable to determine the level of the S&P 500 Index on the final determination date. See “Description of the Notes.” The Series A and Series B notes will constitute a single series of senior debt securities under our existing senior debt indenture.

What are the differences between the Series A and the Series B notes?

      The notes are identical in all respects except that the holders of the Series A notes will be subject to the 10% Puerto Rico withholding tax on payments received at maturity while the holders of the Series B notes will not. See “Certain Tax Considerations — Puerto Rico Taxation.” Purchasers of the Series A notes will be required to execute an election notice in the form attached as Exhibit A to this prospectus supplement.

Who Publishes The S&P 500 Index And What Does The S&P 500 Index Measure?

      The S&P 500 Index is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), and is intended to provide an indication of the pattern of common stock price movements. The value of the S&P 500 Index is based on the relative aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. See “The S&P 500 Index.”

      Please note that an investment in the notes does not entitle you to any ownership or other interest in the stocks of the companies included in the S&P 500 Index.

What Payments Will I Receive On The Notes Before Maturity?

      None. No payments will be made on the notes before maturity.

What Will I Receive If I Hold The Notes Until The Stated Maturity Date?

      We have designed the notes for investors who want to protect their investment by receiving at least 100% of the principal amount of their investment at maturity plus a specified minimum return, but who also want the opportunity to participate in a possible increase in the S&P 500 Index. On the stated maturity date, you will receive a payment per $1,000 principal amount of notes equal to the sum of:

•	$1,000; and

•	the greater of (x) $140 (the “guaranteed additional amount”) and (y) a contingent additional amount, if any, based on the sum of the adjusted quarterly index returns during the term of the notes (the “contingent additional amount”).

As a result, if you hold the notes until the stated maturity date, you will not receive less than $1,140 per $1,000 principal amount of notes. This would be equivalent to an annualized rate of return on your notes of 2.64%, calculated on a semi-annual bond equivalent basis.

What happens If I Want to Sell My Notes Prior To Their Stated Maturity Date?

      The notes will not be traded or listed on any securities exchange. The notes are a new issue of securities, and, therefore, prior to this offering there has been no market for the notes. If a secondary market does develop, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity. This may affect the price you receive upon such sale. The price at which you may be able to sell the notes before maturity may be at a discount from its stated principal amount, which could be substantial. Popular Securities may make a market for the notes, but is not required to do so and may discontinue any such market-making at any time. Consequently, you should only invest in the notes if you are willing and able to hold the notes to maturity.

How Will The Contingent Additional Amount Be Calculated?

      The contingent additional amount per $1,000 principal amount of notes will be equal to the greater of (x) zero and (y) the sum of the 20 adjusted quarterly index returns over the term of the notes computed as described below.

      Each adjusted quarterly index return will be equal to the lesser of:

•	7.25%; and

•	the actual quarterly percentage change (increase or decrease) in the S&P 500 Index return for such period.

      If the S&P 500 Index increases in a quarterly period the adjusted quarterly index return will be a positive number for that quarterly period; if the S&P 500 Index decreases, the adjusted quarterly index return will be a negative number. The actual quarterly percentage change in any quarterly period is calculated as follows:

actual quarterly percentage change =	index level at current quarterly determination date - index level at prior quarterly determination date index level at prior quarterly determination date

      “Index level at current quarterly determination date” means, with respect to any quarterly determination date, the closing level of the S&P 500 Index at the end of trading on the New York Stock Exchange on such date. “Index level at prior quarterly determination date” means (i) with respect to the first quarterly determination date, the initial index level of the S&P 500 Index as stated on the cover page of this prospectus supplement, and (ii) with respect to each subsequent quarterly determination date, the index level of the S&P 500 Index on the immediately preceding quarterly determination date.

      The adjusted quarterly index returns will be computed on each quarterly determination date. The quarterly determination dates are the last calculation date of each quarter, except for the final quarterly determination date which will be the fifth calculation date immediately preceding the maturity date. A calculation day means any trading day on the New York Stock Exchange on which a market disruption event as defined under “Description of the Notes — Market Disruption Events” has not occurred.

      If a market disruption event occurs on any quarterly determination date such that one or more of such days is not a calculation day, the determination of the index level will be delayed until the next trading day occurring during the eight immediately following trading days on which there is no market disruption event. If there is a market disruption event on each of such dates, then the eighth trading day following the originally scheduled quarterly determination date shall be used to determine the level of the S&P 500 Index. In any such event, the calculation agent may take into account any quantifiable effect that the market disruption event has had on the value of the S&P 500 Index.

Amount Payable At Stated Maturity — Examples

      Below are three examples of hypothetical calculations of the amount payable on the stated maturity date on a $10,000 investment using the historical performance of the S&P 500 Index during three different five year periods meant to be illustrative of three different market scenarios. The actual quarterly index returns for each calendar quarter during these periods is provided in this prospectus supplement under “The S&P 500 Index — Historical Information.” Notwithstanding the actual performance of the S&P 500 Index, if you hold the notes until maturity you will always be entitled to receive at least $10,000 + $1,400 = $11,400 per $10,000 note.

      Example 1. Historical Performance of S&P 500 Index from January 1, 1990 to December 31, 1994: an example of a low stable return market. During this period, the sum of the adjusted quarterly index returns was 22.26%. As a result, the contingent additional amount per $10,000 note would be $2,226, which is greater than the guaranteed additional amount of $1,400. On the stated maturity date, you would receive $10,000 + $2,226 = $12,226 per $10,000 note, which is equivalent to an annualized rate of return of 4.06%, calculated on a semi-annual bond equivalent basis.

      Example 2. Historical Performance of the S&P 500 Index from January 1, 1995 to December 31, 1999: an example of a rising market. During this period, the sum of the adjusted quarterly index returns was 83.66%. As a result, the contingent additional amount per $10,000 note would be $8,366, which is greater than the guaranteed additional amount of $1,400. On the stated maturity date, you would receive $10,000 + $8,366 = $18,366 per $10,000 note, which is equivalent to an annualized rate of return of 12.54%, calculated on a semi-annual bond equivalent basis.

      Example 3. Historical Performance of the S&P 500 Index from January 1, 1998 to December 31, 2002: an example of a market that rises initially and then falls. During this period, the sum of the adjusted quarterly index returns was -29.61%. As a result, the contingent additional amount per $10,000 note would be $0, which is less than the guaranteed additional amount of $1,400. On the stated maturity date, you would receive $10,000 + $1,400 = $11,400 per $10,000 note, which is equivalent to an annualized rate of return of 2.64%, calculated on a semi-annual bond equivalent basis.

      The above examples are for illustration purposes only to help you evaluate how the contingent additional amount would have been computed in different market scenarios. Past performance is not necessarily indicative of future performance of the S&P 500 Index or of how the notes will perform in the future.

How Has The S&P 500 Index Performed Historically?

      We have provided a table showing the quarterly performance of the S&P 500 Index from January 1, 1990 through June 30, 2003. We have provided this historical information to help you evaluate the behavior of the S&P 500 Index in various economic environments. You should realize, however, that past performance is not necessarily indicative of how the S&P 500 Index or the notes will perform in the future. See “The S&P Index — Historical Information.”

How Will I Be Able To Find The Index Level?

      You may obtain the closing index levels of the S&P 500 Index from S&P. You can also obtain the closing index levels of the S&P 500 Index from many financial news services.

Are There Any Risks Associated With My Investment?

      Yes, the notes are subject to a number of risks. See “Risk Factors” beginning on page S-8.

What About Taxes?

      See “Certain Tax Considerations” for a summary of the material Puerto Rico and United States tax considerations of investing in the notes. By purchasing the Series A notes, you will be deemed to have made an election to have the special 10% Puerto Rico tax applicable to corporate debt withheld on the guaranteed additional amount or contingent additional amount payable at maturity. We will not make any additional payments on the notes to compensate investors for any Puerto Rico taxes withheld from payments on the notes. Accordingly, investors that are not subject to Puerto Rico income taxation or that are unable to credit such withholding tax against their Puerto Rico or United States income taxation should purchase Series B notes. Investors should consult their own tax advisors regarding how their personal circumstances may affect the relative benefits of investing in the Series A notes versus the Series B notes.

Can The Notes Be Redeemed?

      No. We cannot redeem the notes prior to maturity.

Who Is Popular, Inc.?

      We are a diversified financial services company organized under the laws of the Commonwealth of Puerto Rico and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. As a diversified financial services organization, we own subsidiaries engaged in banking and a variety of financial services. Our subsidiaries provide banking, insurance, investment, mortgage, consumer finance and electronic payment processing services through retail branches, the internet and other distribution channels throughout Puerto Rico, the mainland United States and, to a lesser extent, the Caribbean and Central America.

What Is The Role Of Popular Securities?

      Popular Securities, Inc., one of our subsidiaries, is the underwriter for the offering and sale of the notes. Popular Securities will also be the calculation agent for purposes of calculating the amount payable to you at maturity. Potential conflicts of interest may exist between Popular Securities and you as a beneficial owner of the notes.

      After the initial offering, Popular Securities may make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Popular Securities is not obligated to engage in any of these market activities or to continue them once they are begun.

In What Form Will The Notes Be Issued?

      The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your notes. See “Description of Notes — Book-Entry, Delivery and Form.”

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

      The ratios shown below measure Popular Inc.’s ability to generate sufficient earnings to pay the fixed charges or expenses of its debt obligations.

	Six Months
	Ended June 30		Fiscal Year Ended December 31,

	2003		2002		2001		2000		1999		1998

Consolidated Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.5	x	2.1	x	1.8	x	1.6	x	1.7	x	1.8	x
Including interest on deposits	1.8	x	1.5	x	1.4	x	1.3	x	1.4	x	1.4	x

      For purposes of these consolidated ratios, earnings consist of pre-tax income plus fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor and the amortization of debt issuance expense and capitalized interest.

RISK FACTORS

      You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due to, among other things, fluctuations in the price of the common stocks that make up the S&P 500 Index and other events that are difficult to predict and are beyond our control.

      You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

These Notes Are Different From Our Conventional Debt Securities In Several Ways.

•	The Notes May Not Pay More Than The Principal Amount plus the Guaranteed Additional Amount At Stated Maturity. If the sum of the adjusted quarterly index returns is equal to or less than 14.0% you will receive only the guaranteed additional amount together with the original principal amount invested. In other words, you would only receive $1,140 for each $1,000 principal amount of notes you hold at stated maturity.

•	The Yield on the Notes May Be Lower Than The Yield On A Conventional Debt Security Of Comparable Maturity. The amount we pay you at maturity may be less than the return you could earn on other investments. If you are only entitled to receive the guaranteed additional amount, the effective yield to maturity on the notes may be less than that which would be payable on one of our conventional fixed-rate, non-callable debt securities. Finally, the return on the notes may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

•	No Periodic Interest Will Be Paid On The Notes. No periodic payments of interest will be made on the notes prior to maturity.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

      The determination of the final quarterly index level may be postponed if the calculation agent determines that a market disruption event has occurred on the final calculation date. If such a postponement occurs, the stated maturity date will be postponed until five business days after the final quarterly index level has been determined.

Your Return On The Notes Could Be Less Than If You Owned The Common Stocks That Make Up The S&P 500 Index.

      Your return on the notes will not reflect the return you would realize if you actually owned the common stocks included in the S&P 500 Index because (1) each adjusted quarterly index return is capped at 7.25% and (2) the S&P 500 Index does not reflect the value of the dividends paid on those stocks. As a result of the 7.25% cap on adjusted quarterly index returns, the maximum contingent amount you could receive per $1,000 principal amount of note is $1,450, for a total payment at maturity of $2,450, which is equivalent to an annualized rate of return of 18.75%, calculated on a semi-annual bond equivalent basis. While there is a cap of 7.25% on adjusted quarterly index returns, there is no floor. Accordingly, negative percentage changes in the level of the S&P 500 Index during the term of the notes may partially or wholly offset positive percentage increases in the S&P 500 Index, even if the S&P 500 Index rises during the term of the notes. In addition, the amount you receive on the notes will be less than if you owned the common stocks underlying the index directly because the calculation agent will calculate the amount payable to you by reference to the quarterly returns of the S&P 500 Index, which is calculated by reference to the prices of the common stocks in the S&P 500 Index without taking into consideration the value of dividends paid on those stocks.

Historical Values Of The S&P 500 Index Should Not Be Taken As An Indication Of The Future Performance Of The S&P 500 Index During The Term Of The Notes.

      The trading prices of the common stocks in the S&P 500 Index will determine the adjusted quarterly returns. As a result, it is impossible to predict whether the adjusted quarterly returns will be positive or negative. Trading prices of the common stocks in the S&P 500 Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those common stocks themselves.

The Value Of The Notes Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

      The value of the notes in the secondary market will be affected by supply and demand of the notes, the level of the S&P 500 Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you may be able to sell the notes before maturity may be at a discount, which could be substantial, from their principal amount, if, at that time, the quarterly S&P 500 Index returns to that date have not exceeded certain levels. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

•	Value of the S&P 500 Index. We expect that the value of the notes will depend substantially on the sum of the quarterly index returns at the time of sale. If you decide to sell your notes when the sum of the adjusted quarterly index returns exceeds the guaranteed additional amount, you may nonetheless receive substantially less than the amount that would be payable at stated maturity based on that index level because of expectations that the index level will continue to fluctuate until maturity. Political, economic and other developments that affect the stocks in the S&P 500 Index may also affect the index level and, thus, the value of the notes.

•	Interest Rates. The value of the notes may be affected by changes in interest rates. In general, higher U.S. interest rates will reduce the trading value of the notes and, conversely, lower U.S. interest rates will increase the trading value of the notes.

•	Volatility Of The S&P 500 Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the S&P 500 Index changes. In part because the quarterly index returns may be negative, and because there is no “floor” below which the quarterly index returns may not fall, while there is a 7.25% cap above which the quarterly index returns may not rise, the sum of the adjusted quarterly index returns may be negative, even if the S&P 500 Index rises during the term of the notes. Therefore, even if the S&P 500 Index rises during the term of the notes, the contingent additional amount may be zero, in which case you would only receive your principal plus the guaranteed additional amount.

•	Time Remaining To Stated Maturity. The value of the notes may be affected by the time remaining to stated maturity. As a result of a “time premium,” the notes may trade at a value above that which would be expected based on the level of interest rates and the index level at such time the longer the time remaining to stated maturity. A “time premium” results from expectations concerning the value of the S&P 500 Index during the period prior to stated maturity of the notes. The time premium may also be affected by the dividend yields on the common stocks in the S&P 500 Index. In general, higher dividend yields will reduce the time premium of the notes and, conversely, lower dividend yields will increase the time premium of the notes. As the time remaining to the stated maturity of the notes decreases, this time premium will likely decrease, adversely affecting the value of the notes. However, such decrease will be offset, in part, by the value of the guaranteed additional amount payable at the maturity date.

•	Events Involving The Companies Comprising The S&P 500 Index. General economic conditions and the earnings results of the companies whose common stocks make up the S&P 500 Index and real or anticipated changes in those conditions or results may affect the trading value of the notes.

Additionally, as a result of a merger or acquisition, one or more of the common stocks in the S&P 500 Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the common stock originally included in the S&P 500 Index.

•	Our Credit Ratings, Financial Condition And Results of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the value of the S&P 500 Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

      You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the index level.

We Cannot Control Actions By The Companies Whose Common Stocks Are Included In The S&P 500 Index.

      Actions by any company whose common stock is included in the S&P 500 Index may have an adverse effect on the price of its common stock, the adjusted quarterly index returns and the value of the notes. In addition, these companies are not involved in the offering of the notes and have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you at maturity.

Adjustments To The S&P 500 Index Could Adversely Affect The Value Of The Notes.

      The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the S&P 500 Index and the manner in which S&P takes into account certain changes affecting such underlying stock may affect the value of the S&P 500 Index. The policies of S&P with respect to the calculation of the S&P 500 Index could also affect the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index or materially alter the methodology by which it calculates the S&P 500 Index. Any such actions could affect the value of the notes.

We And Our Affiliates Have No Affiliation With S&P And Are Not Responsible For Its Public Disclosure Of Information.

      We and our affiliates are not affiliated with S&P in any way (except for the licensing arrangements discussed below in “The S&P 500 Index”) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the S&P 500 Index. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the S&P 500 Index or S&P contained in this prospectus supplement. You, as an investor in the notes, should make your own investigation into the S&P 500 Index and S&P. S&P is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interests as an owner of notes in taking any actions that might affect the level of the S&P 500 Index.

Potential Conflicts Of Interest Exist Because We Control Popular Securities, Which Will Act As The Calculation Agent.

      Popular Securities will act as the calculation agent, and as such will determine the amount you will receive on account of the notes at maturity, whether adjustments should be made to the closing level, the closing prices under certain circumstances, whether a market disruption event has occurred and whether the stated maturity date will be postponed as a result of such market disruption event. As a result, potential conflicts of interest may exist between Popular Securities and you.

For Tax Purposes, If You Are a Beneficial Owner of Notes That Resides in the United States, You Will Be Required to Include Original Issue Discount in Income and to Recognize Ordinary Income on Any Disposition of the Notes.

      For United States federal income tax purposes, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount. Accordingly, if you are a resident of the United States you will receive no cash payments during the term of the notes, but you will be required to include this original issue discount in income during your ownership of the notes, subject to some adjustments, based on the “comparable yield” of the notes, which will generally be the rate at which we could issue a fixed rate debt instrument with terms and conditions similar to the notes. Additionally, you will generally be required to recognize ordinary income or, to some extent, ordinary loss on the gain or loss, if any, realized upon maturity or on a sale, exchange, redemption or other disposition of the notes. See “Certain Tax Considerations.”

The Notes Have Not Been Listed on Any Stock Exchange And We Do Not Anticipate That An Active Trading Market Will Develop.

      The notes will not be traded or listed on any recognized securities exchange. The notes are a new issue of securities, and, therefore, prior to this offering there has been no market for the notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity. This may affect the price you receive upon such sale. The price at which you may be able to sell the notes before maturity may be at a discount from its stated principal amount, which could be substantial. Popular Securities may make a market for the notes, but is not required to do so and may discontinue any such market-making at any time. Consequently, you should only invest in the notes if you are willing and able to hold the notes to maturity.

POPULAR, INC.

      We are a diversified, financial services company and the largest locally based financial institution in Puerto Rico. We were incorporated in 1984 under the laws of the Commonwealth of Puerto Rico. We are registered as a financial holding company and bank holding company under the Bank Holding Company Act, as amended by the Gramm-Leach-Bliley Act and are subject to supervision and regulation by the Board of Governors of the Federal Reserve System. As a diversified financial services institution, we own subsidiaries engaged in banking and a variety of financial services. Our subsidiaries provide banking, insurance, mortgage, auto, consumer finance, investment and electronic payment processing services through retail branches, the internet and other distribution channels throughout Puerto Rico, the mainland United States and, to a lesser extent, the Caribbean and Central America. Our principal subsidiary, Banco Popular de Puerto Rico, was incorporated in 1893 and is Puerto Rico’s largest bank.

      We are a separate and distinct legal entity from our banking and other subsidiaries. Our principal source of funds to pay our obligations including service on our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

      Our principal executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.

      When we refer to “Popular,” “we,” “our” and “us” in this prospectus supplement under the headings “Popular, Inc.” and “Consolidated Ratio of Earnings to Fixed Charges,” we mean Popular, Inc. and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Popular, Inc. unless the context indicates otherwise.

USE OF PROCEEDS

      The net proceeds from the sale of the notes will be added to our general funds and will be available for general corporate purposes, including:

•	investments in, or extensions of credit to, existing and future subsidiaries located in Puerto Rico;

•	the acquisition of other banking and financial institutions in Puerto Rico; and

•	repayment of outstanding borrowings.

We do not at present have any plans to use the proceeds from the sale of the notes for a material acquisition or to repay outstanding borrowings. Until the net proceeds have been used, they will be invested in short-term securities.

DESCRIPTION OF THE NOTES

      This description of the terms of the notes adds information to the description of the general terms and provisions of the senior debt securities in the accompanying prospectus. If this summary differs in any way from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

General

      The notes will be our unsecured senior obligations and will initially be limited to a total principal amount of $                    . We cannot redeem the notes prior to their stated maturity. There is no sinking fund for the notes. The Series A notes and Series B notes are identical in all respects except for the application of the 10% Puerto Rico withholding tax as described under “Certain Tax Considerations — Puerto Rico Taxation — Special Withholding Tax Considerations.” The Series A notes and Series B notes will constitute a single series of senior debt securities under our senior indenture. The Series A notes and the Series B notes will be freely exchangeable for notes of the other series in like denominations.

      We may, without the consent of the holders of the notes offered by this prospectus supplement, issue additional notes having the same ranking and the same stated maturity date and other terms as the notes offered by this prospectus supplement. Any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of senior debt securities under the indenture. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the notes.

      We will not make any additional payments on the notes to compensate any beneficial owner for any United States or Puerto Rico taxes withheld from payments on the notes.

      The notes are not subject to defeasance prior to maturity.

      The notes will be issued in minimum denominations of $10,000 and whole multiples of $1,000 above that amount.

      New York State law governs the indenture under which the notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested. We agree, to the extent permitted by law, not to voluntarily claim the benefits of any such usury laws in connection with the notes.

Interest

      No interest is payable on the notes prior to maturity. Even though no payments will be made on the notes before maturity, residents of the United States will be subject to United States federal income tax on the accrual of original issue discount with respect to the notes. For a summary of the material United States tax considerations related to an investment in the notes, see “Certain Tax Considerations — United States Taxation.”

Payment On The Stated Maturity Date

      The notes will mature on September      , 2008, unless postponed because a market disruption event occurs. On the stated maturity of the notes, you will be entitled to receive, per $1,000 principal amount of notes, the sum of:

•	$1,000; and

•	the greater of (x) $140 the (the “guaranteed additional amount”) and (y) the contingent additional amount, if any.

      Under no circumstances will you be entitled to receive both the guaranteed additional amount and the contingent additional amount. As a result, if you hold the notes until the stated maturity date, you will not receive less than $1,140 per $1,000 principal amount of notes.

Determination Of Contingent Additional Amount

      The contingent additional amount per $1,000 of notes will be equal to the greater of (x) zero and (y) the sum of the 20 adjusted quarterly index returns over the term of the notes computed as described below.

      Each adjusted quarterly index return will be equal to the lesser of:

•	7.25% and

•	the actual quarterly percentage change (increase or decrease) in the S&P 500 Index return for such period.

      The actual quarterly percentage change in any quarterly period is calculated as follows:

actual quarterly percentage change =	index level at current quarterly determination date - index level at prior quarterly determination date index level at prior quarterly determination date

      “Index level at current quarterly determination date” means, with respect to any quarterly determination date, the closing level of the S&P 500 Index at the end of trading on the New York Stock Exchange on such date. “Index level at prior quarterly determination date” means (i) with respect to the first quarterly determination date, the initial index level of the S&P 500 Index as stated on the cover page of this prospectus supplement, and (ii) with respect to each subsequent quarterly determination date, the index level of the S&P 500 Index on the immediately preceding quarterly determination date.

      The adjusted quarterly index returns will be computed on each quarterly determination date. The quarterly determination dates are the last calculation date of each quarter, except for the final quarterly determination date which will be the fifth calculation date immediately preceding the stated maturity date. A calculation day means any trading day on the New York Stock Exchange on which a market disruption event as defined below under “Description of the Notes — Market Disruption Events” has not occurred.

      If a market disruption event occurs on any quarterly determination date such that one or more of such days is not a calculation day, the determination of the index level will be delayed until the next trading day occurring during the eight immediately following trading days on which there is no market disruption event. If there is a market disruption event on each of such dates, then the eighth trading day following the originally scheduled quarterly determination date shall be used to determine the level of the S&P 500 Index. In any such event the calculation agent make take into account any quantifiable effect the market disruption event has had on the value of the S&P 500 Index.

Redemption

      We may not redeem the notes prior to their stated maturity date of September      , 2008.

Discontinuance Of The S&P 500 Index; Alteration Of Method Of Calculation

      If S&P discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index, then any subsequent quarterly index level will be determined by reference to the level of such successor index or substitute index (in any such case, referred to herein as a successor index) at 4:00 p.m., New York City time, on the date that any such subsequent closing level is to be determined.

      Upon any selection by the calculation agent of a successor index, we will promptly give notice to the holders of the notes.

      If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the date that any adjusted quarterly index return is to be determined and the calculation agent determines that no successor index is available at such time, then, on such date, the calculation agent will determine each subsequent adjusted quarterly index return to be used in computing the contingent additional amount in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant security has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500 Index on the primary organized U.S. exchange or trading system. As used herein, closing price means, with respect to any security on any date, the last reported sales price regular way on such date or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way on such date, in either case on the primary organized U.S. exchange or trading system on which such security is then listed or admitted to trading.

      If a successor index is selected or the calculation agent calculates an adjusted quarterly index return as a substitute for the S&P 500 Index, such successor index will be used as a substitute for the S&P 500 Index for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the notes.

      If at any time the method of calculating the S&P 500 Index or a successor index is changed in a material respect, or if the S&P 500 Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of the S&P 500 Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date that any quarterly index return is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such successor index, as the case may be, as if such changes or modifications had not been made, and calculate the adjusted quarterly index returns and the contingent additional amount with reference to the S&P 500 Index or such successor index, as adjusted.

Market Disruption Events

      A market disruption event with respect to the S&P 500 Index will occur on any day if the calculation agent determines any of the following:

•	A material suspension or material limitation of trading in 20% or more of the underlying stocks which then comprise the S&P 500 Index or any successor index has occurred on that day, in each case, during the one hour period preceding the close of trading on the primary organized U.S. exchange or trading system on which those stocks are traded or, in the case of a common stock not listed or quoted in the United States, on the primary exchange, trading system or market for that security. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by The New York Stock Exchange, any other exchange, trading system or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope or as a replacement for Rule 80B, may be considered material. For purposes of this prospectus supplement, “trading system” includes bulletin board services.

•	A material suspension or material limitation has occurred on that day, in each case, during the one hour period preceding the close of trading in options or futures contracts related to the S&P 500 Index or any successor index, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which those options or futures contracts are traded or otherwise.

•	Information is unavailable on that date, through a recognized system of public dissemination of transaction information, during the one hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the S&P 500 Index or any successor index or in respect of options or futures contracts related to the S&P 500 Index or any successor index, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market for that security.

      For purposes of determining whether a market disruption event has occurred:

•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market; and

•	close of trading means 4:00 p.m., New York City time.

      Under certain circumstances, the duties of Popular Securities as the calculation agent in determining the existence of market disruption events could conflict with the interests of Popular Securities as an affiliate of Popular, Inc., the issuer of the notes.

Hypothetical Returns

      The table below illustrates, for a range of hypothetical quarterly index returns of the S&P 500 Index:

•	the hypothetical sum of the adjusted quarterly returns during the term of the notes;

•	the hypothetical contingent additional amount per $1,000 principal amount of notes;

•	the hypothetical total amount payable at stated maturity per $1,000 principal amount of notes;

•	the hypothetical pre-tax total rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical		Guaranteed
sum of	Hypothetical	Additional
adjusted	Contingent	Amount	Hypothetical
Quarterly Index	Additional	Payable	Total Amount		Hypothetical
Returns During	Amount Per	at Stated	Payable At Stated	Hypothetical	Pre-Tax
Term of	$1,000 of	Maturity Per	Maturity Per	Pre-Tax Total	Annualized
Note(1)	Note	$1,000 of Note	$1,000 of Note	Rate of Return	Rate of Return(2)

-48.0	$0.00	$140.00	$1,140.00	14.0%	2.64%
-38.0	0.00	140.00	1,140.00	14.0%	2.64%
-28.0	0.00	140.00	1,140.00	14.0%	2.64%
-10.0	0.00	140.00	1,140.00	14.0%	2.64%
0.0	0.00	140.00	1,140.00	14.0%	2.64%
+10.0	100.00	140.00	1,140.00	14.0%	2.64%
+28.0	280.00	140.00	1,280.00	28.0%	5.00%
+38.0	380.00	140.00	1,380.00	38.0%	6.55%
+48.0	480.00	140.00	1,480.00	48.0%	8.00%
+145.0(3)	1,450.00	140.00	2,450.00	145.0%	18.75	%(4)

(1)	Computed based on a maximum quarterly index return for any quarterly period of 7.25%.

(2)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.

(3)	Represents maximum sum of adjusted quarterly index returns.

(4)	Represents maximum annualized return that may be earned on the notes.

The above figures are for illustration purposes only. The actual amount received by investors and the resulting total and pre-tax rate of return will depend entirely on the actual adjusted quarterly index returns and the contingent additional amount determined by the calculation agent. Past results are not indicative of future results.

      Your return on the notes will not reflect the return you would have realized if you had actually owned the common stocks included in the S&P 500 Index because (1) each quarterly index return is capped at 7.25% and (2) the S&P 500 Index does not reflect the value of dividends paid on those stocks. As a result of the 7.25% cap on quarterly index returns, the maximum contingent additional amount you could receive per $1,000 principal amount of notes is $1,450 for a total payment at maturity of $2,450, which is equivalent to an annualized rate of return of 18.75%, calculated on a semi-annual bond equivalent basis. While there is a cap of 7.25% on adjusted quarterly index returns there is no floor. Accordingly, negative percentage changes in the level of the S&P 500 Index during the term of the notes may partially or wholly offset positive percentage increases, even if the S&P 500 Index rises during the term of the notes.

      You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the additional amount, the return on an investment with respect to the notes may be higher or lower than the return available on other securities issued by us or by others. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

Calculation Agent

      Popular Securities, one of our subsidiaries, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, we may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

      The calculation agent will determine the contingent additional amount, if any, you receive at maturity of the notes. In addition, the calculation agent will:

•	determine if adjustments are required to the adjusted quarterly index returns under various circumstances;

•	if publication of the S&P 500 Index is discontinued, select a successor index or, if no successor index is available, determine the final index level; and

•	determine whether a market disruption event has occurred and whether the stated maturity date will be postponed.

      All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Events Of Default And Acceleration

      If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the indenture will be equal to, per $1,000 principal amount of notes, the sum of $1,000 and the greater of (x) $140.00 and (y) the contingent additional amount, calculated as though the date of acceleration was the stated maturity date. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a note may be limited under Title 11 of the United States Code. The notes will not bear a default rate of interest after an event of default or acceleration under the indenture.

Trustee, Paying Agent, Authenticating Agent and Registrar

      Bank One, N.A. will act as trustee for the notes, which will be issued under an indenture dated as of February 15, 1995, as supplemented by a first supplemental indenture dated as of May 8, 1997 and a second supplemental indenture dated as of August 5, 1999 and as further amended or supplemented from time to time, between us and the trustee. The indenture is a senior indenture as described in the accompanying prospectus. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. From time to time, we and some of our subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Banco Popular de Puerto Rico, our principal banking subsidiary, will initially serve as the authenticating agent, paying agent and security registrar for the notes.

Book-Entry, Delivery and Form

      We have obtained the information in this section concerning DTC and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

      The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as “DTC,” and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may hold their interests in the global notes directly if they are participants in DTC, or indirectly through organizations that are participants in DTC. Beneficial interests in the global notes will be held in minimum denominations of $10,000 and whole multiples of $1,000 above that amount. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Notes represented by a global note can be exchanged for definitive notes in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that the global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive notes issued in denominations of $10,000 and whole multiples of $1,000 above that amount in registered form for the same aggregate amount. The definitive notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

      We will make payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

      DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective holdings as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriter will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

      So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form, will not receive notices under the indenture and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to receive any notices under the indenture and to exercise any rights of a holder of notes.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

      We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

      DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

      DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

      DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

      The notes and the indenture will be governed by and interpreted in accordance with the laws of the State of New York.

THE S&P 500 INDEX

General

      All information contained in this prospectus supplement on the S&P 500 Index is derived from S&P or other publicly available sources. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. Neither we nor Popular Securities, Inc. nor the trustee assumes any responsibility for the accuracy or completeness of such information. S&P is under no obligation to continue to publish the S&P 500 Index and may discontinue publication of the S&P 500 Index at any time. The consequences of S&P discontinuing the S&P 500 Index are described in “Description of the Notes — Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

      The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative aggregate market value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

      S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of that industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

      As of September 1, 2003, the 500 companies included in the S&P 500 Index were divided into 10 sectors (with the number of companies currently included in each sector indicated in parentheses): Consumer Discretionary (86), Consumer Staples (37), Energy (23), Financials (83), Health Care (47), Industrials (59), Information Technology (83), Materials (34), Telecommunications Services (12) and Utilities (36).

      The S&P 500 Index does not reflect the payment of dividends on the stocks underlying it and therefore the payments on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the stated maturity date.

Computation Of The S&P 500 Index

      While S&P currently employs the following methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the contingent amount payable with respect to the notes.

      S&P currently computes the S&P 500 Index as of a particular time as follows:

(a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of such time (such product referred to as the “market value” of such stock);

(b) the market value of all component stocks as of such time (as determined under clause (a) above) are aggregated;

(c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(d) the mean average market values of all such common stocks over such base period (as determined under clause (c) above) are aggregated (such aggregate amount being referred to as the “base value”);

(e) the aggregate market value of all component stocks (as determined under clause (b) above) is divided by the base value; and

(f) the resulting quotient (expressed in decimals) is multiplied by ten.

      S&P adjusts the foregoing formula to negate the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the S&P 500 Index, and other reasons. In all such cases, S&P first recalculates the aggregate market value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the new base value in accordance with the following formula:

old base value × new market value = new base value

old market value

      The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the S&P 500 Index.

Historical Information

      Since its inception, the S&P 500 Index has experienced significant fluctuations and therefore the results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the S&P 500 Index in the future. We obtained the index levels listed below from Bloomberg Financial Markets, and we believe such information to be accurate.

      We cannot give you any assurance that the value of the S&P 500 Index will increase, so at stated maturity you may receive no more than $1,140 per $1,000 principal amount of notes.

      The following table sets forth the high and low closing index levels, as well as the quarterly index return, of the S&P 500 Index for each quarter in the period from January 1, 1990 through June 30, 2003.

			Closing Level	Actual	Adjusted
			of Index at	Quarterly	Quarterly
	High	Low	Period End	Index Return	Index Return

1990
First Quarter	359.69	322.98	339.94	—	—
Second Quarter	367.40	329.11	358.02	5.32%	5.32%
Third Quarter	368.95	300.97	306.05	-14.52%	-14.52%
Fourth Quarter	331.75	295.46	330.22	7.90%	7.25%

1991
First Quarter	376.72	311.49	375.22	13.63%	7.25%
Second Quarter	390.45	368.57	371.16	-1.08%	-1.08%
Third Quarter	396.64	373.33	387.86	4.50%	4.50%
Fourth Quarter	417.09	375.22	417.09	7.54%	7.25%

			Closing Level	Actual	Adjusted
			of Index at	Quarterly	Quarterly
	High	Low	Period End	Index Return	Index Return

1992
First Quarter	420.77	403.00	403.69	-3.21%	-3.21%
Second Quarter	418.49	394.50	408.14	1.10%	1.10%
Third Quarter	425.27	409.16	417.80	2.37%	2.37%
Fourth Quarter	441.28	402.66	435.71	4.29%	4.29%

1993
First Quarter	456.34	429.05	451.67	3.66%	3.66%
Second Quarter	453.85	433.54	450.53	-0.25%	-0.25%
Third Quarter	463.56	441.43	458.93	1.86%	1.86%
Fourth Quarter	470.94	457.49	466.45	1.64%	1.64%

1994
First Quarter	482.00	445.55	445.77	-4.43%	-4.43%
Second Quarter	462.37	438.92	444.27	-0.34%	-0.34%
Third Quarter	476.07	446.13	462.71	4.15%	4.15%
Fourth Quarter	473.77	445.45	459.27	-0.74%	-0.74%

1995
First Quarter	503.90	459.11	500.71	9.02%	7.25%
Second Quarter	551.07	501.85	544.75	8.80%	7.25%
Third Quarter	586.77	547.09	584.41	7.28%	7.25%
Fourth Quarter	621.69	576.72	615.93	5.39%	5.39%

1996
First Quarter	661.45	598.48	645.50	4.80%	4.80%
Second Quarter	678.51	631.18	670.63	3.89%	3.89%
Third Quarter	687.31	626.65	687.31	2.49%	2.49%
Fourth Quarter	757.03	689.08	740.74	7.77%	7.25%

1997
First Quarter	817.68	729.55	757.12	2.21%	2.21%
Second Quarter	902.09	733.54	885.14	16.91%	7.25%
Third Quarter	964.17	884.54	947.28	7.02%	7.02%
Fourth Quarter	986.25	855.27	970.43	2.44%	2.44%

1998
First Quarter	1,113.07	912.83	1,101.75	13.53%	7.25%
Second Quarter	1,145.15	1,074.39	1,133.84	2.91%	2.91%
Third Quarter	1,190.58	939.98	1,017.01	-10.30%	-10.30%
Fourth Quarter	1,244.93	923.32	1,229.23	20.87%	7.25%

1999
First Quarter	1,323.88	1,206.59	1,286.37	4.65%	4.65%
Second Quarter	1,375.98	1,277.31	1,372.71	6.71%	6.71%
Third Quarter	1,420.14	1,256.29	1,282.71	-6.56%	-6.56%
Fourth Quarter	1,473.10	1,233.66	1,469.25	14.54%	7.25%

			Closing Level	Actual	Adjusted
			of Index at	Quarterly	Quarterly
	High	Low	Period End	Index Return	Index Return

2000
First Quarter	1,552.87	1,325.02	1,498.58	2.00%	2.00%
Second Quarter	1,527.19	1,339.40	1,454.60	-2.93%	-2.93%
Third Quarter	1,530.09	1,413.89	1,436.51	-1.24%	1.24%
Fourth Quarter	1,454.82	1,254.07	1,320.28	-8.09%	-8.09%

2001
First Quarter	1,383.37	1,081.19	1,160.33	-12.11%	-12.11%
Second Quarter	1,315.93	1,091.99	1,224.42	5.52%	5.52%
Third Quarter	1,239.78	944.75	1,040.94	-14.99%	-14.99%
Fourth Quarter	1,173.62	1,026.76	1,148.08	10.29%	7.25%

2002
First Quarter	1,176.97	1,074.36	1,147.39	-0.06%	-0.06%
Second Quarter	1,147.84	952.92	989.82	-13.73%	-13.73%
Third Quarter	994.46	775.68	815.28	-17.63%	-17.63%
Fourth Quarter	954.28	768.63	879.82	7.92%	7.25%

2003
First Quarter	935.05	788.90	848.18	-3.60%	-3.60%
Second Quarter	1,015.33	847.85	974.50	14.89%	7.25%

License Agreement with S&P

      We have entered into a non-exclusive license agreement with S&P providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index in connection with certain securities, including the notes.

      The license agreement between us and S&P provides that the following language must be stated in this prospectus supplement:

      “The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to Popular, Inc. is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Popular, Inc. or the notes. S&P has no obligation to take the needs of Popular, Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to be initially sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

      S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to results to be obtained by Popular, Inc., holders of the notes or any other person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P 500 Index or any data included therein. Without limiting the foregoing, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.”

CERTAIN TAX CONSIDERATIONS

General

      In the opinion of Pietrantoni Mendez & Alvarez LLP, our counsel in this transaction, the following discussion summarizes the material Puerto Rico and United States tax considerations relating to the purchase, ownership and disposition of the notes.

      This discussion is based on the tax laws of Puerto Rico and the United States as in effect on the date of this prospectus supplement, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing are subject to different interpretations and are also subject to change, which change could apply retroactively and could affect the continued validity of this summary. An opinion of counsel represents only such counsel’s best legal judgement and is not binding on the Puerto Rico Treasury Department, any municipality or agency of Puerto Rico, the United States Internal Revenue Service or the courts. Accordingly, there can be no assurance that the opinions set forth herein, if challenged, would be sustained.

      This discussion does not intend to describe all of the tax considerations that may be relevant to a particular investor in light of that person’s particular circumstances and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico and the United States.

      You should consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

Puerto Rico Taxation

      The following discussion does not intend to cover all aspects of Puerto Rico taxation that may be relevant to a purchaser of the notes in light of the purchaser’s particular circumstances, or to purchasers subject to special rules of taxation, such as life insurance companies, “Special Partnerships”, “Subchapter N Corporations”, registered investment companies, and certain pension trusts.

      For purposes of the discussion below, a “Puerto Rico corporation” is a corporation organized under the laws of Puerto Rico and a “foreign corporation” is a corporation organized under the laws of a jurisdiction other than Puerto Rico.

Market Discount and Acquisition Premium

      Holders of notes other than a holder who purchased the notes upon original issuance or who purchased for a price other than the initial public offering price may be considered to have acquired the notes with “market discount” or “acquisition premium” as these phrases have been defined for income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the notes.

Taxation of Interest Paid or Accrued on the Notes

General

      The Puerto Rico Internal Revenue Code of 1994, as amended, does not provide rules with respect to the treatment of the excess of the amount due at maturity of the notes over its initial offering price. Under the current administrative practice followed by the Puerto Rico Department of the Treasury, said excess amount is treated as interest. In view thereof, the guaranteed additional amount and the contingent additional amount payable at maturity are considered interest for Puerto Rico income tax purposes.

      A holder of the notes using the accrual method of accounting to determine its taxable income would be required to recognize as interest income an amount equal to interest compounded on the note based on the guaranteed additional amount of 14.00% of the principal of the note and computed over the term of the note for each taxable year in which the holder owns the note. The subsequent receipt of the interest payments on interest previously accrued would not constitute taxable income when received by such accrual basis holder.

      A holder using the cash basis method of accounting to determine its taxable income will recognize as interest income the amounts received at maturity on the notes that exceed the holder’s adjusted tax basis of the notes, in the year of actual or constructive receipt. A holder’s adjusted tax basis in the notes generally will equal the amount such holder paid for the notes.

      The following discussion regarding the income taxation of interest on the notes received by individuals not residents of Puerto Rico (except United States citizens not residents of Puerto Rico) and foreign corporations not engaged in a trade or business in Puerto Rico assumes that interest will constitute income from sources within Puerto Rico. Generally, the interest paid or accrued on indebtedness issued by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of payment of the interest. Popular, Inc. has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since its incorporation and expects that in the future more than 20% of its gross income will be from Puerto Rico sources on an annual basis. However, there can be no assurance that Popular, Inc. or any legal successor to Popular, Inc. will be able to meet the Puerto Rico source of income representations during the time that the notes are outstanding. The interest from bonds, notes or other interest bearing obligations received by a United States citizen not resident of Puerto Rico is deemed not to be from sources within Puerto Rico.

Individual Residents of Puerto Rico and Puerto Rico Corporations

      Holders of notes who are Puerto Rico resident individuals or Puerto Rico corporations will be eligible to be taxed in Puerto Rico on their interest income received or accrued on the notes at a preferential income tax rate of 10%. In order to be entitled to such 10% preferential income tax rate, the Puerto Rico resident individuals or the Puerto Rico corporations are generally required to file an election with Popular, Inc. and Popular, Inc. is required to withhold at source such 10% preferential income tax. These holders should acquire the Series A notes. See “— Special Withholding Tax Considerations.”

      Upon filing their Puerto Rico income tax return, individuals residents of Puerto Rico and Puerto Rico corporations may elect not to be subject to the 10% preferential income tax and to be subject to the regular income tax rates provided by the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”), on ordinary income, which may be up to 33% in the case of individual residents and 39% in the case of Puerto Rico corporations, and the 10% income tax withheld at source may be claimed as a credit against the Puerto Rico income tax payable by these individuals or corporations for such year.

United States Citizens not Residents of Puerto Rico

      Holders of notes who are U.S. citizens not residents of Puerto Rico are not subject to Puerto Rico income or withholding taxation on their interest income received or accrued on the notes. These holders should acquire the Series B notes. See “— Special Withholding Tax Considerations.”

Individuals not Citizens of the United States and not Residents of Puerto Rico

      Holders of notes who are individuals not citizens of the United States and not residents of Puerto Rico and who are not engaged in trade or business in Puerto Rico are not be subject to Puerto Rico income or withholding taxation on the interest income received or accrued on the notes, provided such holders, individually, do not own, directly or indirectly, 50% or more of the value of all issued and outstanding shares of stock of Popular, Inc. These holders should acquire the Series B notes. See “— Special Withholding Tax Considerations.”

Foreign Corporations

      The income taxation of interest income received or accrued on the notes by a foreign corporation will depend upon whether or not the corporation is engaged in trade or business in Puerto Rico.

      A foreign corporation that is not engaged in trade or business in Puerto Rico is not subject to Puerto Rico income or withholding taxation on its interest income received or accrued on the notes, provided such holder, individually, does not own, directly or indirectly, 50% or more of the value of all issued and outstanding shares of stock of Popular, Inc. and provided Popular, Inc. does not own directly or indirectly, 50% or more of the value of such holder’s stock. These holders should acquire the Series B notes. See “— Special Withholding Tax Considerations.”

      A foreign corporation that is engaged in trade or business in Puerto Rico will be subject to Puerto Rico corporate income tax at the preferential 10% income tax rate, in the same manner and terms applicable to Puerto Rico corporations, with respect to the interest income received or accrued on the notes. In general, foreign corporations that are engaged in trade or business in Puerto Rico are also subject to a 10% branch profit tax. These holders should acquire the Series A notes in order to avail themselves of the 10% income tax rule. See “Special Withholding Tax Considerations”.

Partnerships

      Partnerships are generally taxed in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most Puerto Rico and foreign partnerships, respectively.

Special Withholding Tax Considerations

      Because the notes are being issued in global form through the book-entry system of DTC the notes are being issued as two series for the sole purpose of distinguishing between investors that elect to be subject to the 10% Puerto Rico withholding tax at source and those that do not. Accordingly, investors that desire to elect to be subject to the 10% Puerto Rico withholding tax should purchase the Series A notes. Investors that do not wish to be subject to the 10% Puerto Rico withholding tax should purchase the Series B notes.

Taxation of Gain upon Sales or Exchanges of Notes

General

      The sale or exchange of the notes prior to maturity may give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the adjusted tax basis of the notes in the hands of the holder. The gain required to be recognized on the disposition of the notes will be considered ordinary income up to the amount of interest accrued on the notes to the date of disposition to the extent such interest has not been previously recognized as income while the holder was the owner of the notes, with the excess being recognized as a capital gain if the notes represent a capital asset in the hands of the holder and such gain will be a long-term capital gain or loss if the holders’ holding period of the notes exceeds six months.

Individual Residents of Puerto Rico and Puerto Rico Corporations

      Any gain on the sale or exchange of the notes by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. The part of the gain constituting capital gain will be considered a gain on the sale or exchange of property located in Puerto Rico, eligible to be taxed in Puerto Rico at a 10% tax rate in the case of Puerto Rico resident individuals or a 12.50% tax rate in the case of Puerto Rico corporations, if the holder’s holding period exceeds six months.

      The part of the gain equal to the interest compounded on the notes (to the extent such interest has not been previously recognized as income) based on the guaranteed additional amount of 14.00% of the principal between the issue date and the date of the sale or exchange will be considered interest and will be taxed at the regular income tax rates applicable to the holders, which may be up to 33% in the case of individual residents and 39% in the case of Puerto Rico corporations.

United States Citizens not Residents of Puerto Rico

      A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on such part of the gain realized on the sale or exchange of the notes that constitutes capital gain if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of the notes will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to the notes are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the notes is made to an office of a paying or exchange agent located outside Puerto Rico. If the capital gain resulting from the sale or exchange constitutes income from sources within Puerto Rico it will be subject to tax at a maximum rate of 10%, if the gain constitutes a long-term capital gain. The part of the gain that represents interest should not be subject to Puerto Rico income taxation.

Individuals not Citizens of the United States and not Residents of Puerto Rico

      An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will be subject to the rules described above under “— United States Citizens not Residents of Puerto Rico.” However, if the capital gain resulting from the sale or exchange of the notes constitutes income from sources within Puerto Rico the individual will generally be subject to tax on this gain at a fixed rate of 29%. The part of the gain that represents interest should not be subject to Puerto Rico income or withholding taxation, provided, such holders, individually, do not own directly or indirectly, 50% or more of the value of all issued and outstanding shares of stock of Popular, Inc.

Foreign Corporations

      A holder of the notes which is a foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any part of the gain realized on the sale or exchange of the notes that constitutes capital gain if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Such capital gain will qualify for an alternative tax of 12.5% if it qualifies as a long-term capital gain. The part of the gain equal to the interest compounded on the notes (to the extent such interest has not been previously recognized as income) based on the guaranteed additional amount of 14.00% of the principal between the issue date and the date of the sale or exchange will be considered interest and will be taxed at the regular income tax rates applicable to corporations, which may be up to 39%.

      In general, a holder of the notes which is a foreign corporation that is engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of the notes that is subject to Puerto Rico income tax will be taken into account.

      A holder which is a foreign corporation that is not engaged in a trade or business in Puerto Rico will generally be subject to a corporate income tax rate of 29% on any capital gain realized on the sale or exchange of the notes if the gain is from sources within Puerto Rico. In the case of such foreign corporation, no income tax will be imposed if the gain constitutes income from sources outside Puerto Rico. Gain on the sale or exchange of the notes will generally not be considered to be from sources within Puerto Rico if all rights, title and interest in or to the notes are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the preferred securities is made to an office of a paying or exchange agent located outside Puerto Rico. The part of the gain received from the sale or exchange by a foreign corporation not engaged in a trade or business in Puerto Rico that represents interest should not be subject to Puerto Rico income or withholding taxation, provided, such holders, individually, do not own directly or indirectly, 50% or more of the value of all issued and outstanding shares of stock of Popular, Inc. and provided Popular, Inc. does not own, directly or indirectly, 50% or more of the value of such holder’s stock.

Partnerships

      Partnerships are generally taxed as corporations. Accordingly, the discussion with respect to Puerto Rico and foreign corporations is equally applicable to most Puerto Rico and foreign partnerships, respectively.

     Estate and Gift Taxation

      The transfer of the notes by inheritance by an individual who is a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the individual is a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of the notes by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of the notes by death or gift.

     Municipal License Taxation

      Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to municipal license tax on interest paid on the notes or on any gain realized on the sale or exchange of the notes.

      A corporation or partnership, Puerto Rico or foreign, that is engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on interest income paid or accrued on the notes and on the gain realized on the sale or exchange of the notes if the interest or gain is attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates range from a maximum of 1.5% for financial businesses to a maximum of 0.5% for other businesses.

     Property Taxation

      The notes will not be subject to Puerto Rico property tax.

United States Taxation

      The following discussion is limited to the United States federal tax consequences of the ownership and disposition of the notes by U.S. Holders, as defined below, and a Puerto Rico corporation. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations of the U.S. Department of the Treasury promulgated thereunder, administrative pronouncements and judicial decisions, all of which are subject to change at any time. Those changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described in this section, possibly adversely affecting a beneficial owner of notes. The authorities on which this discussion is based may be interpreted in various ways, and it is therefore possible that the United States income tax treatment of the ownership and disposition of the notes may differ from the treatment described in this section.

      As used herein, the term “U.S. Holder” means a beneficial owner of the notes that does not own directly, constructively or by attribution 10% or more of the voting stock of Popular, Inc. and is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation organized under the laws of a state of the United States;

•	a corporation organized under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States citizens or residents or a corporation or partnership organized under the laws of the United States or any of its states have the authority to control all substantial decisions of the trust or a trust that was in existence on August 20, 1996 and validly elected to be treated as a domestic trust.

      This discussion deals only with notes held by initial purchasers as capital assets within the meaning of Section 1221 of the Code. The discussion does not address all tax consequences that may be applicable to a U.S. Holder (including alternative minimum tax consequences, if any) that is a beneficial owner of notes, not does it address the tax consequences to:

•	persons that are not U.S. Holders;

•	persons to whom special treatment may be applied under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trust, tax-exempt organizations, traders in securities, that elect to mark to market and dealer as in securities or currencies;

•	persons that will hold the notes as part of a position in a “straddle” or as part of a “hedging” “conversion” or other integrated investment transactions for United States federal income tax purposes;

•	persons whose functional currency is not the United States dollar; or

•	persons that do not hold the notes as capital assets.

      The term “U.S. Holder” does not include individual Puerto Rico residents who are not citizens or residents of the United States nor does it include Puerto Rico corporations. As used herein, the term “Puerto Rico U.S. Holder” means an individual U.S. Holder who is a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof).

Taxation of Interest Paid or Accrued on the Notes

     General

      The guaranteed additional amount and the contingent additional amount payable at maturity are considered interest for United States income tax purposes. Under the current source of income rules of the Code, the interest payments of accruals (including original issue discount) on the notes will be considered Puerto Rico source income if the following conditions are met: (1) Popular, Inc. is engaged in trade or business in Puerto Rico during each taxable year in which interest on the notes is paid, (2) the interest must not be considered as paid by a trade or business conducted by Popular, Inc. outside of Puerto Rico, including for these purposes the United States, and (3) more than 20% of Popular, Inc.’s gross income for the three year period ending with the close of Popular, Inc.’s taxable year immediately preceding payment of interest on the notes (or such part of such period as may be applicable) must have been derived from the conduct of a trade or business in Puerto Rico during this three year period and not attributable to a trade or business outside Puerto Rico, as determined under Section 884(f)(1)(A) of the Code and the regulations thereunder. Popular, Inc. believes that the interest payments on the notes will not be deemed to be paid by a trade or business outside Puerto Rico. Moreover, for the three year period ended December 31, 2002, approximately 100% of Popular, Inc.’s gross income was derived from the conduct of a trade business in Puerto Rico. Accordingly, distributions on the notes will be considered to be Puerto Rico source income for purposes of the Code so long as Popular, Inc. continues to meet the Puerto Rico source of income requirements described above. However, there can be no assurance that Popular, Inc. or any legal successor to Popular, Inc. will be able to meet the Puerto Rico source of income requirements during the time that the notes are outstanding.

U.S. Holders other than Puerto Rico U.S. Holders

      The Treasury regulations that apply to contingent payment debt instruments will apply to the notes. All payments on the notes will be taken into account under these Treasury regulations. As discussed more fully below, the effect of these Treasury regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

•	result in the accrual of original issue discount by you based on the “comparable yield” of the notes even though no cash payments will be made to you until maturity of the notes; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, upon maturity or on the sale, exchange, redemption or other disposition of the notes.

      Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the “comparable yield” of the notes, which will generally be the rate at which we could issue a fixed rate debt instrument with terms and conditions similar to the notes.

      We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that estimates the amount and timing of contingent payments on the notes. We have determined that the comparable yield is an annual rate of           %, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 note is $                    due at stated maturity. For United States federal income tax purposes, each note will be a single debt instrument subject to the Treasury regulations governing contingent payment debt instruments. By purchasing a note you agree to this treatment of the note and to report all income (or loss) with respect to the note according to these Treasury regulations. You are required to use the comparable yield determined by us and the projected payments set forth in the projected payment schedule prepared by us in determining your interest accruals, and the adjustments thereto, in respect of the notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. Based upon this comparable yield, if you are an initial holder that holds the notes until stated maturity and you pay your taxes on a calendar year basis, you will be generally required to pay taxes on the following amount of ordinary income per $1,000 of note each year: $                    in 2003, $                    in 2004, $                    in 2005, $                    in 2006, $                    in 2007, and $                    in 2008. However, in 2008, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 of note may be greater or less than $                    , depending upon the contingent additional amount, if any, you receive at stated maturity. Also, if the contingent additional amount, if any, you receive at stated maturity were less than $          per $1,000 principal amount of note, you may have an ordinary loss in 2008. Investors in the notes may obtain the projected payment schedule by submitting a written request for such information to our Corporate Secretary at the address specified under the heading “Where You Can Find More Information” in the accompanying prospectus. The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the notes and do not constitute a representation regarding the actual amount of any payment on a note.

      The amount of original issue discount on a note for each accrual period (generally, each six-month period during which the notes are outstanding) is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note’s adjusted issue price (as defined below) at the beginning of the accrual period, determined in accordance with the rules set forth in the Treasury regulations governing contingent payment debt instruments. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. In general, for these purposes, a note’s adjusted issue price will equal the note’s issue price, increased by the original issue discount previously accrued on the note.

      If an actual contingent payment made on the notes differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual contingent payment exceeds the projected contingent payment, will be treated as additional original issue discount on the stated maturity date. A negative adjustment, for the amount by which a projected contingent payment exceeds an actual contingent payment, will:

•	first, reduce the amount of original issue discount required to be accrued in the taxable year in which the stated maturity date occurs; and

•	second, any negative adjustment that exceeds the amount of original issue discount accrued in the taxable year in which the stated maturity date occurs will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note.

Puerto Rico U.S. Holders

      Interest paid or accrued on the notes (including original issue discount) to a Puerto Rico U.S. Holder that constitutes gross income from sources within Puerto Rico, subject to the rules described above under “United States Taxation — General” above, will not be includable in the Puerto Rico U.S. Holder’s gross income and will be exempt from United States federal income taxation. In addition, for United States federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income.

Puerto Rico Corporations

      In general and subject to the rules described above under “United States Taxation — General”, interest paid or accrued on the notes to a Puerto Rico corporation will not, in the hands of the PR corporation, be subject to United States income tax if the interest is not effectively connected with a United States trade or business of the Puerto Rico corporation and the Puerto Rico corporation is not treated as a domestic corporation for purposes of the Code. The Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations”, “Personal Holding Companies”, “Foreign Personal Holding Companies”, or “Passive Foreign Investment Companies”.

Taxation of Gains upon Sales or Exchanges of the Notes

U.S. Holders other than Puerto Rico U.S. Holders

      Upon the sale, exchange or other disposition of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss. Special rules apply in determining the adjusted tax basis of a note. Your adjusted tax basis in a note is generally equal to your initial investment in the note increased by any original issue discount you previously accrued on the note.

Puerto Rico U.S. Holders

      Pursuant to Notice 89-40 (“Notice 89-40”), issued by the IRS on March 27, 1989, any gain from the sale or exchange of the notes (excluding original issue discount accrued under the Code as of the date of such sale or exchange to the extent not previously recognized as income), by a Puerto Rico U.S. Holder who is a bona fide resident of Puerto Rico for purposes of Section 865(g)(1) of the Code will constitute income from sources within Puerto Rico and will qualify for the exclusion from the Puerto Rico U.S. Holder’s gross income pursuant to Section 933 of the Code, and will be exempt from United States federal income taxation provided that the notes do not constitute inventory in the hands of such Puerto Rico U.S. Holder. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income.

Puerto Rico Corporations

      In general, any gain derived by a Puerto Rico corporation from the sale or exchange of the notes will not, in the hands of the Puerto Rico corporation, be subject to United States income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation and the Puerto Rico corporation is not treated as a domestic corporation for purposes of the Code. The Code provides special rules for PR Corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies”, “Foreign Personal Holding Companies”, or “Passive Foreign Investment Companies”.

Backup Withholding Tax and Information Reporting

      If you are a noncorporate holder, information-reporting requirements generally will apply to:

•	payments of interest, including the original issue discount accrued, on the notes; and

•	payments of the proceeds from the disposition of the notes effected at a United States office of a broker.

      Additionally, backup withholding will apply to those payments to a noncorporate holder of a note that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that the holder has failed to report all interest required to be shown on their respective United States federal income tax return;

•	in some circumstances, fails to comply with applicable certification requirements.

      Any amounts withheld from you under the backup withholding rules will be allowed as a refund or credit against your United States federal tax income tax liability, provided the required information is furnished.

Estate and Gift Taxation

      The transfer of the notes by inheritance or gift from an individual who was a resident of Puerto Rico at the time of his or her death or at the time of the gift will not be subject to U.S. federal estate and gift tax if the individual was a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for U.S. federal estate and gift tax purposes of the transfer of the notes by death or gift.

ERISA CONSIDERATIONS

      Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. See “ERISA Considerations” in the accompanying prospectus.

UNDERWRITING

      We and Popular Securities have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, the underwriter has agreed to purchase all of the notes.

      The notes will initially be offered to the public at the public offering price indicated on the cover page of this prospectus supplement. After the initial public offering of the notes is completed, the public offering price may be changed. The maximum discount or commission that may be received by any member of the National Association of Securities Dealers, Inc. for sales of securities pursuant to the accompanying prospectus will not exceed 8.00%.

      In connection with the offering, the rules of the Securities and Exchange Commission permit the underwriter to engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is indicated on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter make any representation that the underwriter will in fact engage in the transactions described herein, or that those transactions, once begun, will not be discontinued without notice.

      We expect that delivery of the notes will be made against payment therefor on or about September      , 2003, which is the third business day following the date the notes are priced.

      The notes are a new issue of securities and there is currently no established trading market for the notes. Popular Securities has advised us that it may make a market in the notes. However, Popular Securities is not obligated to do so and may discontinue market-making in the notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

      We will pay certain expenses, expected to be approximately $160,000, associated with the offer and sale of the notes.

      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

      Popular Securities is one of our affiliates. Sales of the notes will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. Popular Securities has informed us that, in accordance with the applicable provision of NASD Conduct Rule 2720(c), they will not sell notes to accounts over which they exercise discretionary investing authority without the prior written authorization of the customer.

      Popular Securities may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the notes. Popular Securities may act as principal or agent in the transactions, and sales will be made at prices related to prevailing market prices at the time of sale.

      Popular Securities engages in transactions with and performs services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

      Pietrantoni Méndez & Alvarez LLP, San Juan, Puerto Rico, our counsel in this transaction, will issue an opinion about the legality of the notes. Certain legal matters will be passed upon for the underwriter by O’Neill & Borges, San Juan, Puerto Rico. O’Neill & Borges represents us and certain of our subsidiaries in other legal matters. Pietrantoni Méndez & Alvarez LLP may rely on Sullivan & Cromwell LLP as to matters of New York law. As of the date of this prospectus supplement, members of the firm of Pietrantoni Méndez & Alvarez LLP beneficially owned 9,952 shares of Popular, Inc. common stock and 1,000 shares of Popular, Inc. preferred stock.

Exhibit A

10% Withholding Election Form

Notes Linked to the S&P 500 Index® due September      , 2008, Series A

      I hereby elect that the guaranteed additional amount or contingent additional amount payable to me on the notes denominated as Notes Linked to the S&P 500 due September      , 2008, will be subject to a 10% Puerto Rico income tax withholding, and further elect that such withholding be automatically made at the source by Popular, Inc. or its agent.

Very truly yours,

By:

Name:
Title:*
Company:*

*	Applicable only to legal entities.

PROSPECTUS

POPULAR, INC.

OR

POPULAR INTERNATIONAL BANK, INC.

OR

POPULAR NORTH AMERICA, INC.

DEBT SECURITIES AND PREFERRED STOCK

•	By this prospectus, we may offer from time to time up to $2,000,000,000 of our:

•	debt securities and

•	preferred stock

•	Popular, Inc. will unconditionally and absolutely guarantee all debt securities and preferred stock offered by Popular International Bank, Inc. or Popular North America, Inc.

•	When we offer debt securities or preferred stock, we will provide you with a prospectus supplement or a term sheet describing the terms of the specific issue of debt securities or preferred stock, including the offering price.

•	You should read this prospectus and the prospectus supplement or the term sheet relating to the specific issue of debt securities or preferred stock carefully before you invest.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       We may sell the debt securities or preferred stock directly or through one or more agents or dealers. The agents are not required to sell any specific number or amount of the debt securities or preferred stock.

      We may use this prospectus in the initial sale of any security. In addition, we or affiliates may use this prospectus in a market-making transaction in any security after its initial sale. Unless we or our agent informs the purchaser otherwise, this prospectus is being used in a market-making transaction.

      When we define a specialized term, it appears in bold, italicized type. We refer to the debt securities and preferred stock issued under the terms of this prospectus as the securities and to Popular, Inc.’s guarantee of securities offered by Popular International Bank, Inc. or Popular North America, Inc. as the guarantees.

The date of this prospectus is November 19, 2001.

POPULAR, INC.

      Popular, Inc. is a diversified, publicly owned bank holding company, registered under the Bank Holding Company Act of 1956, as amended and, accordingly, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Popular, Inc. was incorporated in 1984 under the laws of the Commonwealth of Puerto Rico and is the largest financial institution in Puerto Rico.

      Popular, Inc.’s principal subsidiary, Banco Popular de Puerto Rico, was incorporated in 1893 and is Puerto Rico’s largest bank. A consumer-oriented bank, Banco Popular de Puerto Rico has the largest retail franchise and the largest trust operation in Puerto Rico. Banco Popular de Puerto Rico also operates one or more branches in the U.S. Virgin Islands, the British Virgin Islands and New York. Banco Popular de Puerto Rico’s deposits are insured under the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

      Banco Popular de Puerto Rico has three subsidiaries: Popular Auto, Inc., Puerto Rico’s largest vehicle financing, leasing and daily rental company; Popular Finance, Inc., a small-loan and second mortgage company in Puerto Rico; and Popular Mortgage, Inc., a mortgage loan company in Puerto Rico.

      Popular, Inc. has three other principal subsidiaries: Popular Securities, Inc., Popular International Bank, Inc. and GM Group, Inc. Popular Securities, Inc. is a securities broker-dealer in Puerto Rico with financial advisory, investment and security brokerage operations for institutional and retail customers and may be an underwriter of the securities. More information regarding Popular International Bank, Inc. and its subsidiary Popular North America, Inc., Inc. is presented below under “Popular International Bank, Inc.” and “Popular North America, Inc.” GM Group, Inc. provides electronic data processing and consulting services, sale and rental of electronic data processing equipment, and sale and maintenance of computer software to clients in the United States, the Caribbean and Latin America through offices in Puerto Rico, Miami, Venezuela and the Dominican Republic.

      In addition, Popular, Inc. has an 85% investment in Newco Mortgage Holding Corporation, a mortgage banking organization with operations in Puerto Rico that does business as Levitt Mortgage.

      Popular, Inc.’s principal executive offices are located at 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and its telephone number is (787) 765-9800.

POPULAR INTERNATIONAL BANK, INC.

      Popular International Bank, Inc., a wholly owned subsidiary of Popular, Inc., was organized in 1992 under the laws of the Commonwealth of Puerto Rico. Popular International Bank, Inc. operates as an “international banking entity” under the International Banking Center Regulatory Act of Puerto Rico and is a registered bank holding company under the Bank Holding Company Act. Popular International Bank, Inc. owns the outstanding stock of Popular North America, Inc., ATH Costa Rica and CreST, S.A. Effective May 30, 2001, Popular International Bank, Inc. exercised its option to acquire 19.99% of Centro Financiero BHD, S.A., a diversified financial company in the Dominican Republic. Popular International Bank, Inc. is principally engaged in providing managerial services to its subsidiaries.

      Condensed consolidating financial information of Popular, Inc. with separate columns for the parent company, Popular International Bank, Inc., other subsidiaries of Popular, Inc. on a combined basis, consolidating adjustments and the total consolidated amounts are included in the notes to Popular, Inc.’s consolidated financial statements that are incorporated by reference.

      Popular International Bank, Inc.’s principal executive offices are located at 209 Munoz Rivera Avenue, Hato & Rey, Puerto Rico 00918, and its telephone number is (787) 765-9800.

POPULAR NORTH AMERICA, INC.

      Popular North America, Inc., a wholly-owned subsidiary of Popular International Bank, Inc. and an indirect wholly-owned subsidiary of Popular, Inc., was organized in 1991 under the laws of the State of Delaware and is a registered bank holding company under the Bank Holding Company Act. Popular North America, Inc. functions as a holding company for Popular, Inc.’s mainland U.S. operations. Popular North America, Inc. has five wholly owned direct subsidiaries: Banco Popular North America, Inc., a full service commercial bank incorporated in New York State; Equity One, Inc., a diversified consumer finance company; Popular Cash Express, Inc., a retail financial services company; BanPonce Trust I, a statutory business trust; and Banco Popular, National Association, chartered in Orlando, Florida. Banco Popular, National Association commenced operations as a full service commercial bank on July 1, 2000. Popular Insurance, Inc., a wholly owned non-bank subsidiary of Banco Popular, National Association and an indirect subsidiary of Popular North America, Inc., also commenced operations on July 1, 2000. Popular Insurance, Inc. is a general insurance agency that offers insurance products in Puerto Rico.

      Banco Popular North America, Inc. conducts banking operations in the mainland United States. The deposits of Banco Popular North America, Inc. are insured under the Bank Insurance Fund of the FDIC.

      In addition, Banco Popular North America, Inc. owns all of the outstanding stock of Popular Leasing, USA, a non-banking subsidiary that offers small ticket equipment leasing in the mainland United States.

      Equity One, Inc., a wholly owned subsidiary of Popular North America, Inc., is engaged in the business of granting personal and mortgage loans and providing dealer financing in the mainland United States. Popular Cash Express, Inc., a wholly owned subsidiary of Popular North America, Inc., offers services such as check cashing, money transfers to other countries, money order sales and processing of payments through offices and mobile check cashing units in the mainland United States.

      Condensed consolidating financial information of Popular, Inc. with separate columns for the parent company, Popular North America, Inc., other subsidiaries of Popular, Inc. on a combined basis, consolidating adjustments and the total consolidated amounts are included in the notes to Popular, Inc.’s consolidated financial statements that are incorporated by reference.

      Popular North America, Inc.’s principal executive offices are located at Marlton Crossing Office Park, 400 Lippincott Drive, Marlton, New Jersey 08053, and its telephone number is (787) 765-9800.

      If you want to find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in this prospectus.

      In this prospectus, references to “we”, “us” and “our” refer to Popular, Inc., Popular International Bank, Inc. and Popular North America, Inc. collectively and do not include any consolidated subsidiaries. When we refer to “your security” and “your prospectus supplement”, we mean the security you have purchased and the prospectus supplement describing the specific terms of your security. When we refer to the “issuers”, we mean Popular, Inc., Popular International Bank, Inc. and Popular North America, Inc.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS OF POPULAR, INC.

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2001	2000	1999	1998	1997	1996

Ratio of Earnings to Fixed Charges:
Excluding Interest on Deposits	1.8	1.6	1.7	1.8	1.8	2.0
Including Interest on Deposits	1.4	1.3	1.4	1.4	1.4	1.4
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Excluding Interest on Deposits	1.7	1.6	1.7	1.8	1.8	2.0
Including Interest on Deposits	1.4	1.3	1.4	1.4	1.4	1.4

      For purposes of computing these consolidated ratios, earnings represents income before income taxes plus fixed charges. Fixed charges represents all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest.

USE OF PROCEEDS

      We may use the net proceeds from the sale of the securities for:

•	general corporate purposes, including investments in, or extensions of credit to, existing and future subsidiaries,

•	the acquisition of other banking and financial institutions, and

•	repayment of outstanding borrowings.

      We do not at present have any plans to use the proceeds from any offering for a material acquisition or to repay outstanding borrowings. All or a substantial portion of the proceeds from the sale of securities issued by Popular North America, Inc. will be loaned by Popular North America, Inc. to its direct or indirect subsidiaries, including Equity One, or used by Popular North America, Inc. for general corporate purposes. The net proceeds from the sale of securities by Popular International Bank, Inc. will be loaned by Popular International Bank, Inc. to its affiliates or used by Popular International Bank, Inc. for general corporate purposes. The precise amounts and timing of the application of proceeds will depend on various factors existing at the time of offering of the securities, including Popular, Inc.’s subsidiaries’ funding requirements and the availability of other funds. Until used, the proceeds may be temporarily invested in short-term obligations.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

Information About Our Debt Securities

      Three different issuers may offer debt securities using this prospectus: Popular, Inc., Popular International Bank, Inc. and Popular North America, Inc. In this section, we use “we” when referring to the issuers collectively and “the issuer” when referring to the particular company that issues a particular debt security or series of debt securities.

      As required by U.S. federal law for all debt securities of companies that are publicly offered, the debt securities issued under this prospectus are governed by documents called indentures. The indentures are contracts between us and Bank One, NA, which currently acts as trustee under each of the indentures. The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “— Default and Remedies”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt security to a new buyer if you sell and sending you notices.

      The indentures permit us to issue different series of debt securities from time to time. We may issue debt securities in such amounts, at such times and on such terms as we wish. The debt securities will differ from one another in their terms.

      Popular, Inc. may issue senior debt securities under an indenture dated as of February 15, 1995, as supplemented by the First Supplemental Indenture dated as of May 8, 1997 and as further supplemented by the Second Supplemental Indenture dated as of August 5, 1999, in each case between Popular, Inc. and the trustee. Popular, Inc. may issue subordinated debt securities under an indenture dated as of November 30, 1995 between Popular, Inc. and the trustee. Popular North America, Inc. may issue senior debt securities under an indenture dated as of October 1, 1991, as supplemented by the First Supplemental Indenture dated as of February 28, 1995, the Second Supplemental Indenture dated as of May 8, 1997 and the Third Supplemental Indenture dated as of August 5, 1999, in each case among Popular, Inc., Popular North America, Inc. and the trustee. If Popular International Bank, Inc. issues either senior or subordinated debt securities or if Popular North America, Inc. issues subordinated debt securities, it will enter into an appropriate indenture with a trustee.

      The indentures mentioned in the previous paragraph are referred to collectively as the indentures. The debt securities issued under the indentures referred to in the previous paragraph are referred to collectively as the debt securities. The senior debt securities of Popular, Inc., Popular International Bank, Inc. and Popular North America, Inc. are referred to collectively as the senior debt securities and the subordinated debt securities of Popular, Inc., Popular International Bank, Inc. and Popular North America, Inc. are referred to collectively as the subordinated debt securities. A copy or form of each indenture is filed as an exhibit to the registration statement relating to the debt securities.

      Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the indentures and the debt securities will not afford holders of the debt securities protection in the event of a sudden decline in credit rating that might result from a recapitalization, restructuring or other highly leveraged transaction.

      This section summarizes the material terms that will apply generally to a series of debt securities. Each particular debt security will have financial and other terms specific to it, and the specific terms of each debt security will be described in a prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

Amounts That We May Issue

      The indentures do not limit the aggregate amount of debt securities that we may issue, nor do they limit the aggregate amount of any particular series. We have initially authorized the issuance of debt securities and preferred stock having an initial offering price no greater than $2,000,000,000, or an equivalent amount in any other currencies or currency units. We may, however, increase this authorized amount at any time without your consent.

      The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities, except as described under “— Restrictive Covenants” below.

How the Debt Securities Rank Against Other Debt

      Unless otherwise specified in the prospectus supplement, the debt securities will not be secured by any property or assets of the issuers. Thus, by owning a debt security, you are one of the unsecured creditors of the issuer of your debt security. The senior debt securities will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against the issuer the senior debt securities would rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the issuer of the debt security. The subordinated debt securities may be subordinated to any of our other debt obligations as described in “— Special Terms Relating to the Subordinated Debt Securities” below.

This Section Is Only a Summary

      The indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. The indentures and the debt securities are governed by New York law. A copy of each indenture or form of indenture has been filed with the SEC as part of our registration statement. See “— Where You Can Find More Information” below for information on how to obtain a copy.

      Because this section and your prospectus supplement provide only a summary, they do not describe every aspect of the indentures and your debt security. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of certain terms used in the indentures. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures. In this section, however, we describe the meaning for only the more important of those terms.

Features Common to All Debt Securities

Stated Maturity and Maturity

      The day on which the principal amount of your debt security is scheduled to become due and payable is called the stated maturity of the principal and is specified in your prospectus supplement. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

      We also use the terms “stated maturity” and “maturity” to refer to the dates when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Currency of Debt Securities

      Amounts that become due and payable on your debt security will be payable in a currency, composite currency or basket of currencies specified in your prospectus supplement.

      We call this currency, composite currency or basket of currencies a specified currency. The specified currency for your debt security will be U.S. dollars unless your prospectus supplement states otherwise. A specified currency may include the euro. Some debt securities may have different specified currencies for principal and interest.

      You will have to pay for your debt securities by delivering the requisite amount of the specified currency for the principal to the dealer or dealers that we name in your prospectus supplement, unless other arrangements have been made between you and us or between you and that dealer or dealers. We will make payments on your debt securities in the specified currency, except as otherwise described in your prospectus supplement.

Types of Debt Securities

      We may issue the following types of debt securities:

•	Fixed Rate Debt Securities. A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount.

•	Floating Rate Debt Securities. A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be described in your prospectus supplement.

•	Indexed Debt Securities. A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more currencies, commodities or stocks, including baskets of stocks and stock indices, or to any other index described in the applicable prospectus supplement. If you are a holder of an indexed debt security, you may receive a principal amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index at maturity. That value may fluctuate over time. Some indexed debt securities may also be exchangeable, at the option of the holder or the applicable issuer, into stock of an issuer other than the issuer of the indexed debt securities. If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. If you purchase a security exchangeable into stock of an issuer other than the issuer of the indexed debt securities, your prospectus supplement will include information about the issuer and may also tell you where additional information about the issuer is available. Before you purchase any indexed debt security, you should read carefully the section of your prospectus supplement entitled “Risks Relating to Indexed Debt Securities”.

      A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity.

Information in the Prospectus Supplement

      Your prospectus supplement will describe one or more of the following terms of your debt security:

•	the issuer of the series of debt securities

•	the title of the series of debt securities;

•	the stated maturity;

•	whether your debt security is a senior or subordinated debt security;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

—	If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Popular Securities or another of our affiliates resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original issuance and sale of the note.

•	whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security, and also whether it is an original issue discount debt security;

•	if your debt security is a fixed rate debt security, the rate at which your debt security will bear interest, if any, the regular record dates and the interest payment dates;

•	if your debt security is a floating rate debt security, the interest rate basis; any applicable index, currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent;

•	if your debt security is an original issue discount debt security, the yield to maturity;

•	if your debt security is an indexed debt security, the principal amount the issuer will pay you at maturity, the amount of interest, if any, the issuer will pay you on an interest payment date or the formula the issuer will use to calculate these amounts, if any, and whether your debt security will be exchangeable for or payable in stock of an issuer other than the issuer of the indexed debt security or other property;

•	whether your debt security may be redeemed or repaid by the issuer at our or the holder’s option before the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under “— Redemption and Repayment” below;

•	whether we will issue or make available your debt security in non-book-entry form;

•	the denominations in which securities will be issued (if other than integral multiples of U.S. $1,000); and

•	any other terms of your debt security that are consistent with the provisions of the indentures.

Legal Ownership of Securities

     Please note that in this prospectus, the term “holders” means those who own securities registered in their own names on the books that we or the trustee maintain for this purpose and not those who own beneficial interests in securities registered in “street name” or in securities issued in book-entry form through The Depository Trust Company.

      We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the holders of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form, which we refer to as book-entry securities, or in street name will be indirect owners.

Book-Entry Owners

      Securities represented by one or more global securities are registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

      Under the indentures, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for book-entry securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants make these payments under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

      As a result, investors in global securities will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as debt securities are issued in global form, investors will be indirect owners, and not holders, of the securities. More information regarding the depositary, participants and indirect owners is described under “— Special Considerations for Global Debt Securities — Information Relating to DTC”.

Street Name Owners

      We may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name”. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

      For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

      If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holder’s consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Legal Holders

      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the holders of securities. We do not have obligations to investors who hold beneficial interests in street name, in global securities or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we issue the securities only in global form.

      For example, once we make payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indentures or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek the approval only from the holders, and not the indirect owners, of the securities. Whether and how the holders contact the indirect owners is up to the holders.

What Is a Global Debt Security?

      We may issue each debt security only in book-entry form. Each debt security issued in book-entry form will be represented by a global debt security that we will deposit with and register in the name of a financial institution or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. Unless we say otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

      A global debt security may represent one or any other number of individual debt securities. Generally, all debt securities represented by the same global debt security will have the same terms. We may, however, issue a global debt security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global debt security a master global debt security.

      A global debt security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Considerations for Global Debt Securities — Special Situations When a Global Debt Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global debt security, and investors will be permitted to own only beneficial interests in a global debt security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global debt security will not be a legal holder of the debt security, but only an indirect owner of a beneficial interest in the global debt security.

      If the prospectus supplement for a particular debt security indicates that the debt security will be issued in “global form only”, then the debt security will be represented by a global debt security at all times unless and until the global debt security is terminated under one of the special situations described below under “— Special Considerations for Global Debt Securities — Special Situations When a Global Debt Security Will Be Terminated”. The global debt security may be a master global debt security, although your prospectus supplement will not indicate whether it is a master global debt security.

Special Considerations for

Global Debt Securities

      As an indirect owner, an investor’s rights relating to a global debt security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a legal holder of debt securities and instead deal only with the depositary that holds the global debt security.

Information Relating to DTC

      DTC will act as securities depository for the book-entry securities. The book-entry securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered global debt security will be issued for each issue of book-entry securities, each in the aggregate principal amount of that issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one global debt security will be issued with respect to each $400,000,000 of principal amount and an additional global debt security will be issued with respect to any remaining principal amount of that issue.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

      Purchases of book-entry securities under DTC’s system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC’s records. The ownership interest of each actual purchaser of each book-entry note represented by a global debt security, which we refer to as an indirect owner, is in turn to be recorded on the records of direct participants and indirect participants. Indirect owners will not receive written confirmation from DTC of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such indirect owners entered into the transaction. Transfers of ownership interests in a global debt security representing book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of indirect owners. Indirect owners of a global debt security representing book-entry securities will not receive non-global certificates representing their ownership interests in the book-entry securities, except if use of the book-entry system for the book-entry securities is discontinued.

      To facilitate subsequent transfers, all global debt securities representing book-entry securities which are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global debt securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual indirect owners of the global debt securities representing the book-entry securities; DTC’s records reflect only the identity of the direct participants to whose accounts the book-entry securities are credited, which may or may not be the indirect owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to indirect owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the global debt securities representing the book-entry securities. Under its usual procedures, DTC mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      Principal, premium, if any, and/or interest, if any, payments on the global debt securities representing the book-entry securities will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to indirect owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of the issuer and the trustee, disbursement of the payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the indirect owners will be the responsibility of direct participants and indirect participants.

      If applicable, redemption notices will be sent to Cede & Co. If less than all of the book-entry securities of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

      An indirect owner will give notice of any option to elect to have its book-entry securities repaid by us, through its participant, to the trustee, and will effect delivery of the book-entry securities by causing the direct participant to transfer the participant’s interest in the global debt security or securities representing the book-entry securities, on DTC’s records, to the trustee. The requirement for physical delivery of book-entry securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global debt security or securities representing the book-entry securities are transferred by direct participants on DTC’s records.

      DTC may discontinue providing its services as securities depository with respect to the book-entry securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, if a successor securities depository is not obtained, non-global certificates are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, non-global certificates will be printed and delivered.

      The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for the accuracy of this information.

      If debt securities are issued only in the form of a global debt security, an investor should be aware of the following:

•	An investor cannot get the debt securities registered in his or her own name and cannot get non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•	An investor will be an indirect owner and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to the investor’s interest in a global debt security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global debt security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global debt security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global debt securities, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Debt Security Will Be Terminated

      In a few special situations described below, a global debt security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global debt security transferred on termination to their own names, so that they will be legal holders. We have described the rights of holders and street name investors above under “— Legal Ownership of Securities”.

      The special situations for termination of a global debt security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global debt security and we do not appoint another institution to act as depositary within 60 days;

•	when we notify the trustee that we wish to terminate that global debt security; or

•	when an event of default has occurred with regard to debt securities represented by that global debt security and has not been cured or waived; we discuss defaults below under “— Default and Remedies”.

      When a global debt security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global debt security will be registered and, therefore, who will be the holders of those debt securities.

Notices

      Notices to be given to holders of a global note will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of notes not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

     In the remainder of this description “you” means direct holders and not book entry, street name or other indirect owners of debt securities.

Form, Exchange,

Registration and Transfer

      Debt securities may be issued:

•	only in fully registered form; and

•	without interest coupons.

      Holders may exchange their non-global debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange”.

      Holders may exchange or transfer their certificated debt securities at the office of the trustee. We will initially appoint the trustee to act as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

      Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

      If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

      If any debt securities are redeemable and we redeem less than all those debt securities, we may prohibit the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

      If a debt security is issued as a global debt security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agent

      The issuer will only be required to make payment of the principal on a debt security if you surrender the debt security to the paying agent for that debt security. The issuer will only be required to make payment of principal and interest at the office of the paying agent, except that at its option, it may pay interest by mailing a check to the holder. Unless we indicate otherwise in the applicable prospectus supplement, the issuer will pay interest to the person who is the holder at the close of business on the record date for that interest payment, even if that person no longer owns the debt security on the interest payment date.

      We will specify in the applicable prospectus supplement the regular record date relating to an interest payment date for any fixed rate debt security and for any floating rate debt security.

Payment When Offices Are Closed

      If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day unless the applicable prospectus supplement specifies otherwise.

Paying Agent

      We will specify the paying agent for payments with respect to debt securities of each series of debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we must maintain a paying agent in each place of payment for each series of debt securities.

Unclaimed Payments

      Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to the issuer (or any guarantor) for payment and not to the trustee, any other paying agent or anyone else.

Redemption and Repayment

      Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, except as described below, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

      If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities will apply.

      If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

      If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

      In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. Notice of this redemption will be mailed to holders at the address that appears on the register of the redeemed debt securities.

      If a debt security represented by a global debt security is repayable at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the rights to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

     Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

      If the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

      We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

      A change in law, regulation or interpretation could oblige Popular, Inc. or Popular International Bank, Inc. to pay the additional amounts that are discussed in “— Taxation by the Commonwealth of Puerto Rico” below. If this happens, we will have the option of redeeming or repaying an entire series of the debt securities at our discretion after giving between 30 and 60 days’ notice to the holders at a redemption price of 100% of the principal amount of the notes with the accrued interest to the redemption date, or another redemption price specified in the applicable prospectus supplement.

Mergers and Similar Transactions

      Each issuer is generally permitted to merge or consolidate with another entity. Each issuer is also permitted to sell its assets substantially as an entirety to another firm. An issuer may not take any of these actions, however, unless all the following conditions are met:

•	If the successor firm in the transaction is not the applicable issuer, the successor firm must expressly assume that issuer’s obligations under the debt securities, the guarantees and the indentures.

•	Immediately after the transaction, no default under the indentures or debt securities of that issuer has occurred and is continuing. For this purpose, “default under the indentures or debt securities” means an event of default or any event that would be an event of default if the requirements for giving us default notice and for the issuer’s default having to continue for a specific period of time were disregarded. We describe these matters below under “— Default and Remedies”.

      These conditions will apply only if an issuer wishes to merge, consolidate or sell its assets substantially as an entirety. An issuer will not need to satisfy these conditions if it enters into other types of transactions, including any transaction in which it acquires the stock or assets of another firm, any transaction that involves a change of control of it but in which it does not merge or consolidate and any asset sale that does not constitute a sale of its assets substantially as an entirety.

      The meaning of the phrase “substantially as an entirety” as used above will be interpreted in connection with the facts and circumstances of the subject transaction and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of the assets of the issuer substantially as an entirety.

Restrictive Covenants

      In the senior indentures, Popular, Inc. promises not to sell, transfer or otherwise dispose of any voting stock of Banco Popular or permit Banco Popular to issue, sell or otherwise dispose of any of its voting stock, unless, after giving effect to the transaction, Banco Popular, Inc. remains a controlled subsidiary (as defined below), except as provided above under “— Mergers and Similar Transactions”.

      In addition, Popular, Inc. may not permit Banco Popular to:

•	merge or consolidate, unless the survivor is a controlled subsidiary, or

•	convey or transfer its properties and assets substantially as an entirety, except to a controlled subsidiary.

      The senior indentures define “voting stock” as the stock of the class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of a corporation. Stock that may vote only if an event occurs that is beyond the control of its holders is not considered voting stock under the senior indentures, whether or not the event has happened. “Controlled subsidiary” means any corporation of which an issuer owns more than 80% of the outstanding voting stock.

      Popular, Inc. also promises in the senior indentures not to, nor to permit any material banking subsidiary to, create, incur or permit to exist any indebtedness for borrowed money secured by a lien or other encumbrance on the voting stock of any material banking subsidiary unless Popular, Inc.’s senior debt securities, Popular, Inc.’s guarantees of Popular North America, Inc.’s senior debt securities and, at Popular, Inc.’s discretion, any other indebtedness with a right of payment equal to Popular, Inc.’s senior debt securities and Popular, Inc.’s guarantees of Popular North America, Inc.’s senior debt securities are secured on an equal basis. “Material banking subsidiary” means any controlled subsidiary chartered as a banking corporation under federal, state or Puerto Rico law that is a significant subsidiary of Popular, Inc. as defined in Rule 1-02 of Regulation S-X of the SEC. As of the date of this prospectus, Banco Popular, Inc. and Banco Popular North America, Inc. are the only material banking subsidiaries of Popular, Inc.

      Liens imposed to secure taxes, assessments or governmental charges or levies are not restricted, however, provided they are:

•	not then due or delinquent;

•	being contested in good faith;

•	are less than $10,000,000 in amount;

•	the result of any litigation or legal proceeding which is currently being contested in good faith or which involves claims of less than $10,000,000; or

•	deposits to secure surety, stay, appeal or customs bonds.

      The subordinated indentures do not contain similar restrictions.

Default and Remedies

      Every year each issuer is required to send the trustee for its debt securities a report on its performance of its obligations under the senior indentures and the subordinated indentures and on any default. You will have special rights if an event of default with respect to your senior debt security occurs and is not cured, as described in this subsection.

Events of Default

      Senior Indentures. With respect to your senior debt security, the term “event of default” means any of the following:

•	The issuer does not pay the principal or any premium, if any, on any senior debt security of that issuer on its due date;

•	The issuer does not pay interest on any senior debt security of that issuer within 30 days after its due date;

•	The issuer does not deposit a sinking fund payment with regard to any senior debt security of that issuer on its due date, but only if the payment is required in the applicable prospectus supplement;

•	The issuer remains in breach of its covenants described under “— Restrictive Covenants” above, or any other covenant it makes in the senior indentures for the benefit of the debt securities of that issuer, for 60 days after it receives a notice of default stating that it is in breach. However, the breach of a covenant that the senior indentures expressly impose only on a different series of senior debt securities than the series of which your senior debt security is a part will not be an event of default with respect to your senior debt security;

•	The issuer, the guarantor (when other than the issuer) or any material banking subsidiary of the issuer defaults under borrowed money debt (see below) totaling in excess of $10,000,000, its obligation to repay that debt is accelerated by our lenders and its repayment obligation remains accelerated, unless the debt is paid, the default is cured or waived or the acceleration is rescinded within 30 days after it receives a notice of default;

•	The issuer, the guarantor (when other than the issuer) or any material banking subsidiary of the issuer files for bankruptcy, or other events of bankruptcy, insolvency or reorganization relating to an issuer, the guarantor (when other than the issuer) or material banking subsidiary of the issuer occur; or

•	If your prospectus supplement states that any additional event of default applies to your senior debt security, that event of default occurs.

      However, a notice of default as described in the fourth and fifth bullet points above must be sent by the trustee or the holders of at least 25% of the principal amount of senior debt securities of the series for those events to be events of default.

      “Borrowed money debt” means any of the issuer’s indebtedness for borrowed money or the indebtedness of a material banking subsidiary of the issuer, other than the series of which your senior debt security is a part.

      The trustee shall give notice of any default, but notice of a default with respect to a covenant as described in the fourth bullet point above will not be given until at least 30 days after it occurs.

      Subordinated Indentures. With respect to your subordinated debt security, the term “event of default” means that a filing for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the issuer occurs. The subordinated indentures do not provide for any right of acceleration of the payment of principal upon a default in the payment of principal or interest or in the performance of any covenant or agreement on a series of subordinated debt securities or on the subordinated indentures.

Remedies If an Event of Default Occurs

      Under certain circumstances, the holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all the debt securities of that series. If this happens, the default will be treated as if it had not occurred.

      Senior Indentures. If an event of default on the senior debt securities of any series has occurred and has not been cured or waived, the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare the entire principal amount of the senior debt securities of that series to be due immediately.

      This situation is called an “acceleration of the maturity” of the senior debt securities. If the maturity of any senior debt securities of any series is accelerated, the holders of a majority in principal amount of the senior debt securities of that series affected by the acceleration may cancel the acceleration for all of those senior debt securities if the issuer has paid all amounts due with respect to those securities, other than amounts due because of the acceleration of the maturity, and all events of default, other than nonpayment of their accelerated principal, have been cured or waived.

      Subordinated Indentures. If an event of default on the subordinated debt securities of any series has occurred and has not been cured or waived, the trustee or the holders of at least 25% in principal amount of the outstanding subordinated debt securities of that series may declare the entire principal amount of that series of subordinated debt securities to be due immediately. This situation is called an acceleration of the maturity of those subordinated debt securities. If the maturity of any subordinated debt securities of any series is accelerated, the holders of at least a majority in principal amount of the subordinated debt securities of that series affected by the acceleration may cancel the acceleration for all the affected subordinated debt securities.

Trustee’s Indemnity

      If an event of default on any series of debt securities occurs, the trustee for those securities will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

      Except as described in the prior paragraph, the trustee is not required to take any action under any of the indentures at the request of any holders unless the holders of that series offer the trustee reasonable protection from expenses and liability. This is called an “indemnity”. If reasonable indemnity is provided, the holders of a majority in principal amount of all of the outstanding debt securities of that series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders of that series may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.

      Before you can bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived;

•	The holders of not less than 25% in principal amount of all debt securities of that series must make a written request that the trustee take action because of the default, and they or you must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	During those 60 days, the holders of a majority in principal amount of the debt securities of that series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of that series.

      You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

      Book-entry, street name and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Modification and Waiver

of the Indentures

      There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

      First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change. Here is a list of this type of change:

•	change the stated maturity for any principal or interest on a debt security;

•	reduce the principal amount, the amount of principal of an original issue discount security payable on acceleration of the maturity after a default, the interest rate or the redemption price of a debt security;

•	change the currency of any payment on a debt security;

•	change the place of payment on a debt security;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	reduce the percentage in principal amount of the debt securities of any series of debt securities, the approval of whose holders is needed to change the indentures;

•	reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is needed to modify or amend the indenture or waive an issuer’s compliance with the indenture or to waive defaults;

•	modify the subordination provision of the subordinated indentures, unless the change would not adversely affect the interests of the holders of that series of debt securities; and

•	in the case of Popular North America, Inc.’s and Popular International Bank’s indentures, modify the terms and conditions of the guarantor’s obligations regarding the due and punctual payment of principal or any premium, interest, additional amounts we describe below under “— Taxation by the Commonwealth of Puerto Rico” or sinking fund payment.

Changes Not Requiring Approval

      The second type of change does not require any approval by holders of debt securities. This type is limited to clarifications and changes that would not adversely affect the interests of the holders of the debt securities in any material respect, nor do we need your consent to make changes that affect only other debt securities to be issued after the changes take effect.

      We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities or series of debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities or other debt securities.

Changes Requiring Majority Approval

      Any other changes to the indentures and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of at least a majority in principal amount of that series.

•	If the change affects more than one series of debt securities, it must be approved by the holders of at least a majority in principal amount of each series of the particular issuer’s debt securities affected by the change.

In each case, the required approval must be given by written consent.

      The approval of at least a majority in principal amount of the debt securities of each affected series of an issuer would be required for the issuer to obtain a waiver of any of its covenants in the indentures. The covenants include the promises about merging and putting liens on the issuer’s interests, which we describe above under “— Mergers and Similar Transactions” and “— Restrictive Covenants”. If the required holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “— Changes Requiring Your Approval”, unless that holder approves the waiver.

      Book-entry, street name and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Further Details Concerning Voting

      When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

      Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption.

      We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

Taxation by the Commonwealth

of Puerto Rico

      We will not withhold or deduct any present or future taxes, duties, assessments or governmental charges that are imposed or levied by or on behalf of Puerto Rico or by or with any district, municipality or other political subdivision of Puerto Rico from payments to holders of the debt securities and all payments made under the guarantees unless the law requires us to withhold or deduct these taxes, duties, assessments or governmental charges.

      In the event that law requires the issuer to deduct or withhold any amounts in respect of taxes, duties, assessments or governmental charges, the issuer will pay these additional amounts of principal, premium and interest (after deduction of these taxes, duties, assessments or governmental charges) in the payment to the holders of the debt securities, of the amounts which we would otherwise have paid in respect to the debt securities in the absence of deductions or withholding, which we refer to as additional amounts, except that we will not pay any additional amounts:

•	to a holder of a debt security or an interest in or rights in a debt security where deduction or withholding is required because the holder has some connection with Puerto Rico or any political subdivision or taxing authority of Puerto Rico or any political subdivision other than the mere holding of and payment in respect of the debt security;

•	to a holder of a debt security when any deduction or withholding would not have been required but for the holder’s presentation for payment on a date more than 30 days after maturity or the date on which payment is duly provided for, whichever occurs later; or

•	to a holder when any deduction or withholding would not have been required but for the holder’s failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Puerto Rico, or any political subdivision or taxing authority of Puerto Rico if law requires compliance as a precondition to exemption from deduction or withholding.

Special Terms Relating to the

Subordinated Debt Securities

      Unless otherwise indicated in the applicable prospectus supplement, the following provisions apply to the subordinated debt securities and Popular, Inc.’s guarantees of the subordinated debt securities of Popular International Bank, Inc. and Popular North America, Inc.

      The right of a holder of subordinated debt securities to payment from any distribution of an issuer’s assets resulting from any dissolution, winding up, liquidation, bankruptcy or reorganization of the issuer are subordinated to the prior right to payment in full of all of that issuer’s senior indebtedness (as defined below). The issuer’s obligation to make payments on the subordinated debt securities will not otherwise be affected. No payment on the issuer’s subordinated debt securities may be made during a default on any senior indebtedness of the issuer. Because the subordinated debt securities are subordinated in right of payment to any senior indebtedness of the issuer, in the event of a distribution of assets upon insolvency, some of the issuer’s creditors may recover more, ratably, than holders of subordinated debt securities of the issuer.

      In addition, any amounts of cash, property or securities available after satisfaction of the rights to payment of senior indebtedness will be applied first to pay for the full payment of the issuer’s other financial obligations (as defined below) before any payment will be made to holders of the subordinated debt securities. If the maturity of any subordinated debt securities is accelerated, all senior indebtedness of the issuer would have to be repaid before any payment could be made to holders of the issuer’s subordinated debt securities. Because of this subordination, if an issuer becomes insolvent, its creditors who are not holders of senior indebtedness or subordinated debt securities may recover ratably less than holders of its senior indebtedness and may recover ratably more than holders of its subordinated debt securities.

      “Senior indebtedness” of an issuer means an issuer’s indebtedness for money borrowed, except indebtedness that by its terms is not superior in right of payment to the subordinated debt securities.

      “Other financial obligations” of an issuer are defined in the subordinated indenture of that issuer to mean obligations of that issuer to make payment pursuant to the terms of financial instruments, such as:

•	securities contracts and foreign currency exchange contracts,

•	derivative instruments or

•	similar financial instruments.

      Other financial obligations shall not include:

•	obligations on account of an issuer’s senior indebtedness and

•	obligations on account of indebtedness for money borrowed ranking equally in their priority of claim to payment with or subordinate to the claim of subordinated debt securities.

      As of September 30, 2001, Popular, Inc. (on a consolidated basis) had $2.6 billion principal amount of senior indebtedness, which includes $759 million in senior indebtedness of Popular North America, Inc. that is guaranteed by Popular, Inc. and no senior indebtedness of Popular International Bank, Inc. and $7.1 billion of other financial obligations. Popular International Bank, Inc. had no senior indebtedness and had $4 million in other financial obligations, and Popular North America, Inc. had $918 million principal amount of senior indebtedness and $1.8 billion of other financial obligations.

Popular, Inc.’s Guarantee

      Popular, Inc. will guarantee punctual payment on the Popular International Bank, Inc. and Popular North America, Inc. senior debt securities, when and as payments are due and payable. Popular, Inc.’s guarantee is absolute and unconditional, without regard for any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. A guarantee executed by Popular, Inc. will evidence the guarantee and will appear on each Popular International Bank, Inc. and Popular North America senior debt security. Holders of the Popular International Bank, Inc. and Popular North America senior debt securities may proceed directly against Popular, Inc. in the event of default under the Popular International Bank, Inc. and Popular North America senior debt securities without first proceeding against Popular International Bank, Inc. or Popular North America, Inc. The guarantees will rank equally in right of payment with all other unsecured and unsubordinated obligations of Popular, Inc.

      Popular, Inc. will guarantee the punctual payment of rights of payment under the Popular International Bank, Inc. and Popular North America subordinated debt securities on a subordinated basis and otherwise on the same terms as the Popular International Bank, Inc. and Popular North America senior debt securities.

Our Relationship with the Trustee

      Bank One, NA is the trustee under all of the indentures that have been signed, and we currently expect it will be the trustee under the indentures that have not been signed. In addition, it is the trustee for Popular North America, Inc.’s February 5, 1997 junior subordinated indenture.

      If an event of default (or an event that would be an event of default if the requirements for giving the issuer default notice or the default having to exist for a specific period of time were disregarded) occurs under any of the debt securities of an issuer, the trustee may be considered to have a conflicting interest in respect to the debt securities or one of the other indentures for purposes of the Trust Indenture Act of 1939. In that case the trustee may be required to resign under one or more indentures and we would be required to appoint a successor trustee. The trustee provides us with banking and other services in the normal course of business.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the material terms that will apply generally to the preferred stock we may issue under this prospectus, which is referred to as the “preferred stock”.

      Each series of preferred stock will have financial and other terms specific to it, and the specific terms of each preferred stock will be described in a prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your preferred stock as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your preferred stock.

      The description of the preferred stock that is set forth below and in any prospectus supplement is only a summary and is qualified by reference to the documents that govern each issuer’s preferred stock, which include:

      For Popular, Inc.:

•	Restated Certificate of Incorporation, as amended;

•	Certificates of Designation describing Popular, Inc.’s 8.35% Non-Cumulative Monthly Income Preferred Stock;

•	1994 Series A Preferred Stock;

•	Series A Participating Preferred Stock; and

•	Certificate of Designation relating to each series of Popular, Inc.’s preferred stock to which this prospectus relates.

      For Popular International Bank, Inc. and Popular North America, Inc. —

•	Certificate of Incorporation, as amended; and

•	Certificate of Designation relating to each series of preferred stock to which this prospectus relates.

      These documents will be filed as exhibits to the registration statement relating to the preferred stock at or prior to the time of issuance of preferred stock.

Authority to Issue Preferred Stock

      The Articles of Incorporation of Popular, Inc. authorizes its board of directors to issue without the approval of the stockholders up to 10,000,000 shares of authorized preferred stock with no par value. Popular, Inc. has designated and issued 4,000,000 shares of 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A, has designated 1,400,000 shares of Series A Participating Cumulative Preferred Stock and has 4,600,000 shares of Preferred Stock available to issue.

      Popular International Bank, Inc.’s Certificate of Incorporation authorizes its board of directors to issue 25,000,000 shares of preferred stock with a par value of $25.00 per share. Popular North America, Inc.’s Certificate of Incorporation authorizes its board of directors to issue 1,000 shares of preferred stock with a par value of $.01 per share.

      As of the date of this prospectus, Popular International Bank, Inc. and Popular North America, Inc. had no shares of preferred stock outstanding; Popular, Inc. owned all of Popular International Bank, Inc.’s common stock; and Popular International Bank, Inc. owned all of Popular North America, Inc.’s common stock.

      Each issuer’s board of directors has the right to designate, for each series of preferred stock:

•	the title;

•	dividend rates;

•	special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up;

•	provisions for a sinking fund;

•	provisions for redemption or purchase;

•	provisions for conversion;

•	voting rights;

•	the offering price or prices;

•	whether the preferred stock will be in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange; and

•	any rights, preferences, privileges, limitations and restrictions which are not inconsistent with the provisions of Popular, Inc.’s Restated Certificate of Incorporation or Popular International Bank, Inc.’s or Popular North America, Inc.’s Certificate of Incorporation.

General Terms of the Preferred Stock

      Banco Popular’s Trust Division will be the transfer agent, dividend disbursing agent and registrar for the preferred stock unless otherwise specified in the applicable prospectus supplement. The issuers are holding companies, so their rights and the rights of holders of preferred stock to participate in the distribution of assets of any of their subsidiaries upon their liquidation or recapitalization separately or together will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent the issuers may be creditors with recognized claims against the subsidiary or holders of preferred stock of the subsidiary.

      The preferred stock will be fully paid and non-assessable when issued and will provide holders with no rights to acquire securities, including preferred stock, that may be issued after you purchase preferred stock. The shares of any series of preferred stock may not trade at the liquidation preference for that series. With regard to payment of dividends, except for the cumulation of dividends, and rights on liquidation, dissolution or winding up of the issuer, the preferred stock will rank senior to the equity securities of the issuer expressly made junior to it and the issuers’ common stock, equally with other outstanding series of preferred stock expressly made equal to the preferred stock and junior to all equity securities expressly made senior to the preferred stock of the issuer. The term “equity securities” in a certificate of amendment will not include debt securities convertible into or exchangeable for equity securities.

Dividends and Distributions

      At their discretion, the board of directors of each issuer may declare cash dividends on the preferred stock of the issuer that are payable out of funds legally available for that purpose. The rate or formula to determine the rate used to calculate the dividends is set forth in the prospectus supplement for each series of preferred stock. The dividends may be cumulative or non-cumulative as provided in the applicable prospectus supplement and will be payable to the holders of record on the record dates fixed by the board of directors. The issuers’ ability to pay dividends is subject to policies of the Federal Reserve Board.

      No dividends may be declared or paid or funds set apart for the payment of dividends on any equity securities of an issuer with equal or lesser rights to the payment of dividends unless dividends are paid or set apart for such payment on the preferred stock of the issuer. If an issuer does not fully pay dividends on its preferred stock, holders of the preferred stock of that issuer will share dividends pro rata with equity securities of the issuer with equal rights to the payment of dividends.

Conversion

      The prospectus supplement for any series of preferred stock will state any terms on which shares of that series are convertible into shares of another series of preferred stock.

      We will reserve and keep available the full number of shares of the additional preferred stock deliverable upon the conversion of all outstanding shares of any convertible series of preferred stock. The issuer will keep these reserved shares of preferred stock free from preemptive rights.

      No fractional shares or scrip representing fractional shares of preferred stock will be issued on the conversion of any convertible preferred stock. At our election, each holder who would otherwise receive fractional shares will instead be entitled to receive a cash payment equal to either the current market price of the fractional interest or the proportionate interest in the net proceeds from the sale of shares of preferred stock representing the aggregate of such fractional shares.

Exchange

      If so determined by the board of directors of an issuer, the holders of preferred stock of any series may be obligated to exchange their shares for other preferred stock or debt securities. The terms of any exchange and any replacement preferred stock or debt securities will be described in the applicable prospectus supplement.

Redemption

      We may issue a series of preferred stock of which we can redeem all or part at any time upon terms and at the redemption prices set forth in the applicable prospectus supplement.

      If any issuer redeems part of a series of preferred stock, that issuer will determine which shares to redeem by lot or pro rata or by any other method determined to be equitable by each issuer’s board of directors.

      Unless we fail to pay the redemption price, dividends will cease to accrue on preferred stock called for redemption on or after a redemption date, and the holders’ rights will terminate, except for the right to receive the redemption price.

      Under current regulations, bank holding companies may not exercise any option to redeem shares of preferred stock included as Tier 1 capital, or exchange such preferred stock for debt securities, without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless

•	the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock; or

•	the Federal Reserve Board determines that the bank holding company’s condition and circumstances warrant the reduction of a source of permanent capital.

Preferences in Liquidation

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of an issuer, the holders of preferred stock of that issuer will have preference and priority over any class of equity securities that ranks junior to their preferred stock upon liquidation, dissolution or winding up. This priority will extend to payments in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends to the date of final distribution to the holders. These payments may be made from capital or surplus using the assets of the relevant issuer or proceeds from any liquidation. If these assets or proceeds are insufficient to satisfy fully all claims with an equal priority of payment, then the assets and proceeds will be distributed ratably among the holders of preferred stock of that issuer. If you own non-cumulative preferred stock, you will not be entitled to receive payment for unpaid dividends from prior dividend periods. After you are paid the full amount of the liquidation preference to which you are entitled, you will not be entitled to participate in any further distribution of assets of the issuer of your preferred stock.

Voting Rights

      The term “Banking Law” refers to a Puerto Rico law and the term “Office of the Commissioner” refers to the Puerto Rico Office of Financial Institutions, a regulator. The defini-

tions of these terms are incorporated in this subsection by reference to the Annual Report on Form 10-K of Popular, Inc. for the year ended December 31, 2000.

      Except as indicated in the applicable prospectus supplement or as expressly required by applicable law, you will have no voting rights.

      Under regulations adopted by the Federal Reserve Board, any series of preferred stock whose holders become entitled to vote for the election of directors may be deemed a “class of voting securities”. A holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a “controlling influence” over the relevant issuer) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, when a series is deemed a class of voting securities,

•	any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and

•	any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of that series.

      Section 12 of the Banking Law requires prior approval of the Office of the Commissioner to obtain control of any bank organized under the Banking Law. The Banking Law requires that both parties involved in a transfer of voting and outstanding capital stock of any bank organized under the laws of Puerto Rico to any person or entity that will become directly or indirectly the owner after the transfer of more than 5% of the voting and outstanding capital stock of that bank shall inform the Office of the Commissioner of the proposed transfer at least 60 days prior to the date the transfer is to be effected. The Banking Law does not contain any provision allowing for the extension of such 60-day time period. The transfer requires the approval of the Office of the Commissioner if it results in a change of control of the bank. For the purposes of Section 12 of the Banking Law, the term “control” means the power to, directly or indirectly, direct or influence decisively the administration or the normal operation of the bank. The Department of the Treasury (predecessor to the Office of the Commissioner) made a determination that the foregoing provisions of the Banking Law are applicable to a change in control of Popular, Inc. in a letter dated April 9, 1985.

      Pursuant to Section 12(d) of the Banking Law, as soon as the Office of the Commissioner receives notice of a proposed transaction that may result in the control or in a change of control of a bank, the Office of the Commissioner shall have the duty to make the necessary investigations. The Office of the Commissioner shall issue authorization for the transfer of control of the bank if the results of his investigations are in his judgment satisfactory. The decision of the Office of the Commissioner is final and unreviewable.

Popular, Inc.’s Guarantee

      Popular, Inc. will fully and unconditionally guarantee the punctual payment of:

•	any accrued and unpaid dividends, whether or not declared, on any series of Popular International Bank, Inc. and Popular North America preferred stock;

•	the redemption price for any shares of Popular International Bank, Inc. and Popular North America preferred stock called or redeemed at the option of Popular International Bank, Inc. and Popular North America, Inc. or the holder;

•	the liquidation preference of Popular International Bank, Inc. and Popular North America preferred stock; and

•	any additional amounts with respect to a series of Popular International Bank, Inc. and Popular North America preferred stock.

      The guarantee of the Popular International Bank, Inc. and Popular North America preferred stock shall constitute an unsecured obligation of Popular, Inc. and will rank junior to all of its liabilities. The guarantee will rank senior to Popular, Inc.’s common stock. The guarantee’s rank relative to the preferred stock of Popular, Inc. will be specified in the applicable prospectus supplement.

VALIDITY OF OFFERED SECURITIES

      Brunilda Santos de Alvarez, Esq., counsel to Popular, Inc., will pass upon the validity of the preferred stock of Popular, Inc. and Popular International Bank, Inc. for Popular, Inc. and Popular International Bank, Inc. The validity of the senior debt securities and subordinated debt securities of Popular, Inc. and Popular International Bank, Inc. and the guarantees by Popular, Inc. of the senior debt securities and subordinated debt securities of Popular International Bank, Inc. and Popular North America, Inc. will be passed upon for Popular, Inc. and Popular International Bank, Inc. by Brunilda Santos de Alvarez, Esq., as to matters of the laws of the Commonwealth of Puerto Rico and by Sullivan & Cromwell LLP as to matters of New York law. Sullivan & Cromwell LLP will pass upon the validity of the securities of Popular North America, Inc. The validity of the securities will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. Brunilda Santos de Alvarez, Esq. owns, directly or indirectly, 5,325 shares of common stock of Popular, Inc. pursuant to Popular, Inc.’s employee stock ownership plan and otherwise. The employee stock ownership plan is open to all employees of Popular, Inc.

EXPERTS

      The financial statements incorporated in this prospectus by reference to Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PLAN OF DISTRIBUTION

Plan of Distribution for the Initial Offering and Sale of Securities

      We may sell securities:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to sell to the public; and

•	to investors directly or through agents.

      Any underwriter or agent involved in the sale of any series of the securities will be named in the applicable prospectus supplement.

      The prospectus supplement for each series of securities will describe:

•	the terms of the offering of these securities, including the name of the agent or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

      Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the securities being offered by that prospectus supplement. Under certain circumstances, we may repurchase securities and reoffer them to the public as set forth above and arrange for repurchases and resales of the securities by dealers as described below.

      We may agree to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or contribute to payments the agents or the underwriters may be required to make.

      All securities will be a new issue of securities with no established trading market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. No one associated with any offering of securities can assure the liquidity of the trading market for any securities.

      The underwriters and their associates may be customers of, lenders to, engage in transactions with, and perform services for, Popular, Inc. or its subsidiaries in the ordinary course of business.

      Popular Securities, Inc. may participate as an agent or an underwriter in offerings of securities. Popular Securities is a wholly owned subsidiary of Popular, Inc. and a member of the NASD. Because of the relationship between Popular Securities and Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc., offerings of securities in which Popular Securities participates will be conducted in accordance with NASD Rule 2720.

Plan of Distribution for Market-Making

Resales by Affiliates

      This prospectus may be used by the agents or underwriters named in the applicable prospectus supplement which are affiliates of the issuer in connection with offers and sales of the securities in market-making transactions. In a market-making transaction, the affiliated agents or underwriters may resell a security they acquire from other holders after the original offering and sale of the securities. Resales of this kind may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of resale or at negotiated prices. In these transactions, the affiliated agents or underwriters may act as principal or agent, including as agent for the counterparty in a transaction in which the agents or underwriters act as principal or as agent for both counterparties in a transaction in which the agents or underwriters do not act as principal. The agents or underwriters may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Popular, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose.

      Popular, Inc. does not expect to receive any proceeds from market-making transactions. Popular, Inc. does not expect that the agents or underwriters or any other affiliates that engage in these transactions will pay any proceeds from its making resales to Popular, Inc.

      A market-making transaction will have a settlement date later than the original issue date of the securities. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

      The agents or underwriters do not expect the amount of the securities held as a result of market-making resales by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price of the securities.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov or at our web site at http://www.bancopopular.com. You may also read and copy any document we file by visiting the SEC’s public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We filed a registration statement on Form S-3 with the SEC relating to the securities. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

      We incorporate by reference the documents listed below which Popular, Inc. filed with the SEC under the Securities Exchange Act:

1. The Annual Report on Form 10-K for the year ended December 31, 2000, provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the SEC shall not be deemed to be specifically incorporated by reference in this prospectus.

2. The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

3. The Current Reports on Form 8-K dated January 16, 2001, April 12, 2001, July 13, 2001 and October 10, 2001.

      We also incorporate by reference each of the following documents that Popular, Inc. will file with the SEC after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

      You should rely only on information contained or incorporated by reference in this prospectus. We have not, and the agents and dealers have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agents and dealers are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

      You may request a copy of any filings referred to above (excluding exhibits, other than exhibits that are specifically incorporated by reference in those filings), at no cost, by contacting us at the following address: Amilcar Jordán, Senior Vice President, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 00936-2708. Telephone requests may be directed to (787) 765-9800. You may also access this information at our website at http://www.bancopopular.com.